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TABLE OF CONTENTS
FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 26, 2003.

Registration No. 333-109105

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXCESS INTERNATIONAL, INC.
(Formerly Axcess, Inc.)
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	85-0294536 (I.R.S. Employer Identification Number)
3208 Commander Drive Carrollton, Texas 75006 (Address and telephone number of principal executive offices)

Allan Griebenow
3208 Commander Drive
Carrollton, Texas 75006
(972) 407-6080
(Address of principal place of business or intended principal place of business)
(Name, address and telephone number of agent for service)

Copies to: Craig G. Ongley Vial, Hamilton, Koch & Knox, LLP 1700 Pacific Avenue, Suite 2800 Dallas, Texas 75201

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend interest reinvestment plans, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Voting common stock, par value $.01 per share	3,744,272	$2.22	$8,312,284	$673.00

Total:	3,744,272	$2.22	$8,312,284	$673.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act") and includes shares subject to the exercise of the Over-Allotment Option.

(2)
A $756 registration fee was paid upon initial filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 PROSPECTUS

AXCESS INTERNATIONAL, INC.

3,744,272 SHARES

COMMON STOCK

        Axcess International, Inc. is selling no shares of common stock and the selling stockholders identified in this prospectus are selling 3,744,272 shares. We will not receive any of the proceeds from the sale of the shares sold by the selling stockholders.

        Our common stock is listed on the Over the Counter Bulletin Board under the symbol "AXSI.OB." The last reported bid price on November 25, 2003, was $2.22 per share and the last reported asking price was $2.22 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE RISK FACTORS BEGINNING ON PAGE 2.

	Per Share	Total
Public Offering Price	$2.22	$8,312,284
Proceeds, before expenses, to Axcess International	$-0-	$-0-
Proceeds, before expenses, to the Selling Stockholders	$2.22	$8,312,284

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2003.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

OUR COMPANY

        Axcess International, Inc. ("Axcess" or "Company") designs, develops and provides advanced electronic security surveillance products. Our products use two patented technologies, developed and owned by the Company: (1) wireless tagging and (2) network based intelligent digital video.

        Our wireless tagging products are marketed under our trademark, ActiveTag™, and are designed to provide electronic tagging of people and property, as well as controlled high speed personnel and vehicle access in, out and around secure facilities. Examples of our ActiveTag™ products would include: tags placed on laptop computers to prevent removal from a facility or even a "secure" area within a facility; employees having tags which would admit them to some areas of a manufacturing plant, but not others; and vehicle tags which permit a vehicle to automatically go through a high speed security gate at a military base or other limited access or secure facility.

        Our network based intelligent video products are marketed under our trademark PrismVideo™ and are used to provide security video recording and remote surveillance. Our technology allows our video products to detect movement and alert proper authorities of unauthorized access, either on site or remotely, including notification through home computer, laptop or wireless personal digital assistant ("PDA.")

        We originally attempted to sell our products directly to potential customers needing security solutions, including manufacturers, drug companies, military bases or any other secure facility needing to monitor or keep track of people or property. With the exception of certain large system customers, it became apparent that it was more effective to secure marketing partners who were capable of selling and installing our products, along with their own products or those of other vendors, to provide a comprehensive integrated security solution, as customers appear to prefer a single contractor, rather than multiple contractors. Consequently, we rely on our marketing channel partners to sell our products. We do limited advertising in industry publications to assist with our name recognition and increase awareness of our products. Our primary markets are the United States and Canada, however, we have begun to actively look for international marketing opportunities.

The Offering

Common stock offered by Axcess	0 shares
Common stock offered by selling stockholders	3,744,272 shares
Common stock to be outstanding after this offering	20,295,170 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders
Over the Counter Bulletin Board Symbol	AXSI.OB

        The common stock to be outstanding after this offering is based on 20,295,170 shares outstanding as of November 14, 2003, which excludes:

    2,468,465 shares of common stock issuable upon the exercise of outstanding stock options as of November 14, 2003, issued under our 2001 Equity Incentive Plan and 1998 Directors Compensation Plan, at a weighted average exercise price of $2.40 per share; and

    5,386,359 shares of common stock issuable upon the exercise of certain warrants as of November 14, 2003, issued in connection with notes payable to certain stockholders, and the sale of certain convertible debentures and preferred stock. The warrants carry exercise prices from $0.65 to $3.00 and expire between December 2003 and July 2007.

OUR INFORMATION

        We were originally formed in November 1982 as Lasertechnics, Inc. We became Axcess, Inc. in March 1998 and changed our name to Axcess International, Inc. in April 2003. Our executive offices are located at 3208 Commander Drive, Carrollton, Texas 75006, and our general telephone number is (972) 407-6080. Our main website address is http://www.AXCESSINC.com. The information contained in our website is not a part of this prospectus.

RISK FACTORS

        This prospectus contains forward-looking statements within the meaning of the securities laws. Actual results and performance and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this prospectus. You should carefully consider the following factors, the discussion under the caption "Cautionary Note on Forward-Looking Statements," and the other information in this prospectus before buying or selling any shares of common stock. Our business, financial condition, and operating results could be materially adversely affected by any one or more of the following risk factors. Although we have attempted to include a discussion of the material risks known to us as of the date of this prospectus, there may be additional risks that we do not presently know of or that we currently believe are immaterial that could also materially affect Axcess. Axcess disclaims any obligation to update these factors or to announce publicly the results of any revisions to any of the risk factors or forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

We may not be able to continue as a going concern or fund our existing capital needs.

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements for the fiscal year ended December 31, 2002. The paragraph states that our recurring losses from operations and resulting continued dependence on external financing raise substantial doubts about our ability to continue as a going concern. Our existing and anticipated capital needs are significant. We believe our existing financing arrangements and estimated operating cash flows will not be sufficient to fund our operations and working capital needs for the next twelve months and there can be no assurance that we will be able to fund our existing capital needs under our existing credit facilities or otherwise secure additional funding, if necessary. In addition, changes in our operating plans, the acceleration or modification of our existing expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events may cause us to seek additional financing sooner than anticipated, prevent us from achieving the goals of our business plan or expansion strategy, or prevent our newly acquired businesses, if any, from operating profitably. If we are unable to fund our existing capital needs under our existing credit facilities, or are otherwise unable to secure additional equity financing, if necessary, our business could be materially adversely affected. See Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.

We have a history of losses and expectation of future losses; uncertainty of future profitability; and limits on operations.

        From our incorporation in 1982 through December 31, 2002, we have incurred an accumulated loss of approximately $136.8 million and have been profitable in only one fiscal year during that time. There can be no assurance that we will generate sufficient revenues to achieve profitability in the future. If we are unable to generate sufficient revenues, the valuation of purchased intellectual property may be affected. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Our continued slow revenue growth and operating losses may indicate circumstances requiring an impairment to be recorded.

        If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances. See Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.

We are dependent upon our proprietary technology and its marketability as state of the art.

        The technology we use may become obsolete or limit our ability to compete effectively within the wireless, automatic identification and multi-media applicable industries. These industries are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of industry standards can render existing products obsolete and unmarketable. Our success will depend on our ability to enhance our existing products. Our success will also depend on our ability to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and that address increasingly sophisticated customer requirements.

        Our business would be adversely affected if we were to incur difficulties or delays in developing new products or enhancements or if those products or enhancements did not gain market acceptance. Specifically:

  •
  we may not be successful in identifying, developing and marketing product enhancements or new products that respond to technological change or evolving industry standards;

  •
  we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

  •
  we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

  •
  our new products and enhanced products may not adequately meet the requirements of the marketplace and achieve market acceptance or may not keep pace with advances made by our competitors.

        We currently hold thirteen U.S. patents. We have fourteen patents in various stages of prosecution with foreign patent authorities and several additional patents being prepared for filing. The time period covered by our patents ranges from seven to seventeen years; however, there can be no assurance that our technologies will be accepted in the marketplace. In addition, different technologies owned by others could arise that would be superior or more marketable than ours. See Description of Business—Patents and Proprietary Technology.

We are currently in default on significant indebtedness and owe significant sums on demand notes which we currently do not have the ability to pay.

        On July 28, 1999, we acquired substantially all the assets of Prism Video, Inc. in return for a promissory note in the amount of $4,000,000, with a maturity date of December 31, 2002. The note held by PV Proceeds Holdings, Inc. is currently in default. However, we have reached an agreement in principal with PV Proceeds to restructure the note. Subject to approval by the parties Boards of Directors, PV Proceeds will consent to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. The Company has also agreed to certain provisions that would reduce the principal amount over time. The Company anticipates receiving Board approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

        On September 30, 1999, we entered into a promissory note with Amphion Ventures, L.P., a stockholder of the Company, under the terms of which we owe $2,477,979, with the total amount having been due on September 30, 2002. We are currently in default in the payment of this note; however, Amphion Ventures has not pursued collection of the note.

        In addition to the above notes in default, we currently have outstanding the sum of $3,527,255 in demand promissory notes to several stockholders, all of whom are members of the Amphion Group. These notes are not currently in default but are due upon demand by either lender; in the event such a demand is made, we do not have the financial resources to pay the notes.

        The Company has also reached a tentative agreement with the Amphion Ventures LP with regards to the aforementioned notes between the Parties. As stated above, Axcess is indebted to Amphion Ventures LP for notes totaling $5,467,069 of principal and accrued interest. Amphion Ventures LP currently owes Axcess $5,228,256 of note receivable and accrued interest.    The Parties have agreed, subjected to their Board of Directors approval that the above-described notes will be set off against each other there by reducing the debt owed Amphion by Axcess to $238,813. Amphion Ventures has also agreed to convert the remaining $238,813 of demand notes and accrued interest into 318,417 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates reaching an agreement during the fourth quarter. However, no assurances can be made that the Company will be able to reach a definitive agreement and that the terms will be favorable. The Company has reached a tentative agreement with the VennWorks LLC that would convert $1,290,836 of demand notes and accrued interest into 1,817,150 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully gaining approval with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

        The Company has also reached a tentative agreement with the Amphion Capital Management LLC that would convert $350,000 of demand notes and $39,784 of accrued interest into a Note that would mirror the term of the PV Proceeds Holdings, Inc. extension and match the interest rate. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

        Should we be unsuccessful in renegotiating the notes in default or should the demand notes be called by their respective lenders, we would have to file for bankruptcy protection. See Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.

The loss of one or more members of management or key personnel could adversely affect our operations and could lead to loss of clients and proprietary information.

        Our business, success, growth, operating results, and profitability are dependent upon the skills, experience, efforts, performance, and abilities of members of management and other key personnel. We depend upon members of management and key personnel, including key sales personnel, to generate new business and to service new and existing clients. If any members of management or key personnel were to leave us, our business, success, growth, operating results, and profitability could suffer. If we lose any key personnel, we may also be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices, procedures, or client lists by the former personnel. Disclosure or use of this information could harm our business.

We may face substantial competition in attracting and retaining qualified personnel, and may be unable to grow our business if we cannot attract and retain qualified personnel.

        Our success will depend to a significant degree upon our ability to attract and retain highly qualified and experienced personnel who possess the skills and experience necessary to satisfy our business and client service needs. These personnel may be in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future. Our ability to attract and retain employees with the requisite experience and skill depends on several factors, including our ability to offer competitive wages, benefits, and professional growth opportunities. To attract and retain these individuals, we will be required to invest a significant amount of time and money. Many of the companies with which we will compete for experienced personnel have greater financial resources and name recognition than we do. In addition, an important component of overall compensation for our personnel will be equity. If our stock price does not increase over time, it may be more difficult to retain personnel who have been compensated with stock awards or options. The inability to attract, train, and retain experienced personnel could have a material adverse effect on our business.

Because we are significantly smaller and less established than a majority of our competitors, we may lack the financial resources necessary to compete effectively and sustain profitability.

        We operate in competitive, fragmented industries and compete for clients with a variety of larger and smaller companies that offer similar products and services. These industries are subject to rapid technology changes and are significantly affected by new products and services and the marketing activities of industry participants, which may often be beyond our control. Due to the nature of our business, we compete with companies in the security products, security consulting and defense industries. Although we primarily compete directly with firms who offer similar security products, we also compete directly and indirectly with a number of other companies which provide and install large security systems as a single contractor. Many of these competitors are more established, offer more products, services and features, have a greater number of clients, locations, and employees, and also have significantly greater financial (based on total assets and annual revenues), technical, marketing, public relations, name recognition, and other resources than we have.

        We also expect to experience increased competition from new entrants into the market. We may be unable to compete with large multi-product security companies, including the security divisions of large international firms. This increased competition may result in pricing pressures, loss of market share or loss of clients, any of which could have an adverse effect on our business, financial condition, operating results and cash flows. See Description of Business—Competition.

We are dependent upon third party manufacturers and suppliers to produce our products.

        As a cost efficiency measure, we no longer manufacture our own parts and product line but contract such supply and manufacture to third parties. The failure by any of our vendors, suppliers or contractors to fulfill their contractual obligations to us could adversely affect our operations. If we are unable to obtain sufficient components and manufacturers for our products, or develop alternative sources, delays in product introductions or shipments could occur and could have a material adverse effect on our results of operations. See Description of Business—Manufacturing.

The voting control of Axcess is held by Amphion Group, and other stockholders are unlikely to have any ability to influence the governance or policies of our company.

        As of November 14, 2003, Amphion Ventures, L.P. and affiliates of Amphion Ventures, L.P., including Amphion Partners, Amphion Investments, Antiope Partners, XL Vision, Inc., Amphion Investments, NVW, LLC, Amphion Capital Management, LLC and VennWorks, LLC (formerly incuVest LLC) (collectively, the "Amphion Group") owned approximately 70% of our outstanding voting stock. This level of ownership provides the Amphion Group with the power to determine the outcome of almost any matter submitted for the vote or consent of our stockholders. Additionally, two of our five directors are affiliates of the Amphion Group. See Security Ownership of Certain Beneficial Owners and Management.

The price of our common stock has been highly volatile and may continue to be highly volatile, which may adversely affect your ability to sell your shares and our ability to raise additional capital.

        The price of our common stock has been highly volatile and may continue to be highly volatile. For instance, from November 1, 2002 through September 15, 2003, our common stock traded from a low of $.025 to a high of $3.00 per share. The price of our common stock has experienced, and may continue to experience, significant volatility in response to many factors, some of which are beyond our control and may not even be directly related to us, including:

  •
  changes in financial estimates or recommendations by securities analysts regarding us or our common stock;

  •
  our performance and the performance of our competitors and other companies in the technology or marketing sectors;

  •
  quarterly fluctuations in our operating results or the operating results of other companies in the technology or marketing sectors;

  •
  additions or departures of key personnel;

  •
  the trading volume of our common stock;

  •
  general economic conditions and their effect on the technology or advertising and marketing sectors, in general; and

  •
  competition, natural disasters, acts of war or terrorism or other developments affecting us or our competitors.

        In addition, in recent years, the stock market has experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. This volatility has significantly affected and may continue to affect, the price of our common stock and may adversely affect your ability to sell your shares and our ability to raise additional capital. See Market and Common Equity and Related Stockholder Matters.

Our common stock may be subject to penny stock rules and regulations.

        Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the Pink Sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker/dealer can sell a penny stock, these rules require the broker/dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker/dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker/dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker/dealer will receive for the trade. Finally, the broker/dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker/dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker/dealers to sell shares of our common stock, and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

USE OF PROCEEDS

        We will not register any shares in connection with this registration statement and will not receive any proceeds from the sale of the selling stockholders' common stock in this offering.

DILUTION

        The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

        The following listed stockholders own 3,748,272 shares of Axcess International common stock. Upon the effective date of this Registration Statement and pursuant to this prospectus, the listed stockholders will have the ability to sell their stock at any time. Should all the selling stockholders sell their stock at or near the same time, there is a significant likelihood that our stock price will fall.

Selling Shareholder	Address	Amount of Common Stock Shares
PV Proceeds Holdings, Inc. (Peter Nicholas)	3208 Commander Carrollton, TX 75006	692,142	(1)
Lombard Odier Darier Hentsch (Martin Roth)	11, rue de la Carraterie CH-1204 Geneva-Suisse	470,000	(2,6)
NVW, LLC (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	470,000	(2,6)
John Strauss	3409 Hanover Dallas, Texas 75225	236,000	(2,6)
Ivory Overseas Holding Limited	Colet Court, 100 Hammersmith Road London WG 75P, United Kingdom	230,000	(2)
Joseph Nuzzi	625 N. Gov. Printz Blvd. Essingron, Pennsylvania 19029	125,000	(2,6)
Nasaimara Holdings Limited (Bashir Al-Haffar)	62 Rue du Rhone 1211 Geneva 3, Switzerland	125,000	(3)
Lillian Steinberg	20 River Terrace, Apt. 9L New York, New York 10282	115,000	(2)
Richard Mansell-Jones	66/67 Rose Square, Fulham Road SW3 6R's, London	115,000	(2)
Wilter Investment Limited	1-3, rue Jacques-Balmat CH-1204 Geneva	115,000	(2)
Sol Barber	625 Westfield Avenue Westfield, New Jersey 07090	91,167	(2,4,6)
James Sanderson	202 Crossgate Drive Clark Summit, Pennsylvania 18411	65,000	(3,4)

Anna Morgan	88 Foxwood Road Stamford, Connecticut 06903	65,000	(3,4)
Stan Zaslow	12331 Rockledge Cir. Boca Raton, Florida 33428	65,000	(3,4)
Bruno Widmer	Prager Dreifus, Attorney-at-Law Muehlebachst 6 CH-8008 Zurich Switzerland	60,000	(2)
Mowodi Foundation, Vaduz (Tis Prager)	Prager Dreifus, Attorney-at-Law Muehlebachst 6 CH-8008 Zurich Switzerland	60,000	(2)
Tis Prager	Prager Dreifus, Attorney-at-Law Muehlebachst 6 CH-8008 Zurich Switzerland	60,000	(2)
Barry Steinberg	127 Blakeslee Avenue North Haven, Connecticut 06473	57,500	(2)
Mitchell Krapes	27 North Street Bye, New York 10580	57,500	(2)
Steven Steinberg	29 Mimosa Drive Cos Cob, Connecticut 06807	57,500	(2)
Leonard Leff	P. O. Box 64672 Los Angeles, California 90064	50,000	(4)
Howard A. Gordon	11350 NW 7 Street Plantation, Florida 33325	50,000	(4)
GenInvest Ltd (Mrs. Baines)	C/O Africa House Group Woodbourne Road Douglas, Isle of Man IM99 1AW, British Isles	42,000	(6)
Assiduous Limited (William de Gelsey)	CA IB Corporate Finance LTD 80 Cheapside, London EC2V 6EE	38,333	(2)
Rutgers Casualty Insurance Co. (Nachum Stein)	444 Madison Avenue, Suite 501 New York, New York 10022-6903	32,500	(3,4)
Jared Trading Unlimited (Hans K. Jerne)	La Delaissee 7, 1270 Trelex Switzerland	30,000	(6)
Nachum Stein	444 Madison Avenue New York, New York 10022	27,567	(2,3,4)
Lawrence Zaslow	20 Cabin Ridge Road Chappaqua, New York 10514-2404	24,129	(2,5,7)
Brian Silber	444 Madison Avenue New York, New York 10022	19,167	(2)
Frank Femiano	27 Grissom Ave. Staten Island, NY 10314	14,500	(6)

Kentucky National Insurance Co. (Nachum Stein)	444 Madison Avenue, Suite 501 New York, New York 10022-6903	13,000	(3,4)
David Stirling	3281 Round Hill Road Branchburg, New Jersey 08876	12,500	(3)
JW Consultants (Jason Weber)	1413 Littlewhaleneck Rd. Merrick, NY 11566	8,000	(6)
Steven Friedman	444 Madison Avenue New York, New York 10022	7,667	(2)
Hasenfeld Stein Pension Trust (Nachum Stein)	444 Madison Avenue, Suite 501 New York, New York 10022	6,500	(3,4)
Alexander Hasenfeld	444 Madison Avenue New York, New York 10022	6,133	(2)
F & N Associates (Nachum Stein)	444 Madison Avenue New York, New York 10022	5,367	(2)
Robert Millet	444 Madison Avenue New York, New York 10022	4,600	(2)
RJM Children's Trust (James Macaleer)	907 Robin Drive West Chester, PA 19382	2,500	(6)
RJM Foundation (James Macaleer)	907 Robin Drive West Chester, PA 19382	2,500	(6)
Garry Meyer	833 Riverbank Rd. Stamford, CT 06903	2,000	(6)
Jeanette Hyde	2405 Glenwood Ave. Raleigh, NC 27608	2,000	(6)
Bruce Contino	325 Scudder Ave. Porthport, NY 11768	1,000	(6)
Christopher Lickman	629 Maple Ave. Elizabeth, NJ 07202	1,000	(6)
Michael Filippone	17 Clover Lane Northport, NY 11768	1,000	(6)
William Adam	213 Catherine St. East Northport, NY 11731	1,000	(6)
John O'Dea	6801 Shore Road Brooklyn, NY 11220	750	(6)
Paul Brown	30 Heather Drive Edison, NJ 08820	750	(6)
Thomas Brown	30 Heather Drive Edison, NJ 08820	750	(6)
James Riciotti	66 Cortelyou Ave. Staton Island, NY 10312	714	(6)

Paul & Hillary Umans Bialowas	8 Rockridge Rd. Ardsley, NY 10502	714	(6)
Richard Plum	340 East 72nd St., Apt #4-SW New York, NY 10021	500	(6)
James & Veronica Delevan	Brooklyn, NY	500	(6)
Lorraine Mastelerz	34 Carriage Ct. Scarsdale, NY 10583	500	(6)
Patrick Lindsey	1 Hidden Lane Bakersfiel, CA 93309	500	(6)
Robert Webb, Trust DTD 6-15-95 (Robert Webb)	971 N. Doheny Drive West Hollywood, CA 90069	500	(6)
Gregory Georgek	468 Seneca Rd. Hornell, NY 14843	286	(6)
Joseph Gorr	61 West 62st, #15E New York, NY 10023	286	(6)
David Horn	5 Cornell Trail Hillsbourgh, NJ 08844	250	(6)
Eddie Calla	31 Hylan Blvd Staten Island, NY 10312	250	(6)
Rebecca Brown	30 Heather Drive Edison, NJ 08820	250	(6)

1.
These shares were acquired in connection with the purchase of the Prism video assets by Axcess on July 28, 1999. In September 2003 we were notified that the stockholder of the Series 1999 Preferred Stock desired to convert all Preferred Stock plus accrued dividends into Axcess common stock contingent on this Registration Statement becoming effective within 90 days hereof. Allan Griebenow, President and Chief Executive Officer of Axcess, was a director and an officer of Prism Video, Inc. and is currently a board member of its successor, PV Proceeds Holdings, Inc.

2.
These shares were acquired by the designated stockholder through an exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as Series 2003 Preferred Stock and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and all the Series 2003 Preferred Stock was converted to 2,050,001 shares of common stock. Upon conversion we were obligated by the terms of the Preferred Stock Agreement to register the shares for each of the stockholders.

3.
These shares were acquired by the designated stockholder in connection with a bridge financing agreement entered on July 30, 2002 with ten accredited investors for the sale and issuance of 10 "units" to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 unregistered shares of Axcess common stock.

4.
The designated stockholders acquired these shares in connection with a bridge financing agreement executed on January 17, 2003, with ten accredited investors for the sale and issuance of 3.05 "units" to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 unregistered shares of the Axcess common stock.

5.
These shares were acquired as part of the July 31, 2002 bridge financing. Pursuant to the bridge financing agreement on July 30, 2003 the investors have the option to convert one-third of the principal amount plus accrued interest of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share.

6.
These shares were acquired as part of the 2003B Preferred Equity offering. During the fourth quarter of 2003 the Company raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

7.
This designated stockholders are related either personally or through their business relationships to the Amphion Group and its managing partners Messrs. Morgan and Bertoldi both of whom are directors of Axcess.

8.
To the knowledge of Axcess, the stockholders not designated in (7) above have no relationship to Axcess, its directors, officers or affiliates. Further, to the knowledge of Axcess none of the stockholders listed above are NASD broker/dealers or affiliates of NASD broker/dealers.

PLAN OF DISTRIBUTION

        We are registering all the shares of common stock offered by this prospectus on behalf of the selling stockholders who may sell the shares from time to time, or who may also decide not to sell all of the shares that may be sold under this prospectus.

        The selling stockholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

  •
  block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker/dealer as principal and resale by such broker/dealer for its account;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  transactions in which broker/dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of their shares. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

        The selling stockholders also may lend or pledge shares to a broker/dealer. The broker/dealer may sell the shares so loaned or, upon a default, the broker/dealer may sell the shares so pledged, pursuant to this prospectus. Broker/dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker/dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.

        Compensation to a particular broker/dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker/dealers or agents and any other participating broker/dealers of the selling stockholders may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

        The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker/dealers engaged by the selling stockholders may arrange for other broker/dealers to participate in the resales.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling stockholders that any material arrangement has been entered into with a broker/dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each selling stockholder and of the participating broker/dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker/dealer(s), where applicable;

  •
  that such broker/dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

LEGAL PROCEEDINGS

        Pioneer Standard Electronics, Incorporated ("Pioneer"), filed a lawsuit against the Company in the county court in Dallas County, Texas on September 28, 2001. Pioneer was a vendor to the Company and seeks damages of $81,533 for non-payment for services provided. During the first quarter of 2003, Pioneer was granted a judgment for the entire amount. The Company has reached a settlement with Pioneer and is making payments.

        The Company is also engaged in a number of lawsuits with approximately seventeen vendors who claim they are owed amounts from $500 to $45,000, which aggregates in total $289,271. The Company is currently defending or seeking to settle each of the vendor's claims. At September 30, 2003, the Company has accrued the delinquent amounts payable for the claims described in this paragraph.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Management of the Company

        The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. The following table sets forth, as of November 14, 2003, the Company's directors, executive officers and significant employees, their ages, and their positions within the Company.

Name	Age	Position	Committee
Richard C.E. Morgan	59	Chairman of the Board of Directors	(1)(3)
Allan Griebenow	51	Director, President and Chief Executive Officer	(1)
Allan L. Frank	39	Vice President, Secretary and Chief Financial Officer
Robert J. Bertoldi	49	Directors	(2)
Paul J. Coleman, Jr.	71	Director	(2)
Robert F. Hussey	55	Director	(2)(3)

(1)
Executive Committee

(2)
Audit Committee

(3)
Compensation Committee

        Richard C. E. Morgan has served as a director and Chairman of the Board of the company since 1985. Since 1986, he has been a managing member of Antiope Partners, LLC and Amphion Partners, LLC. In November 1999, Mr. Morgan co-founded VennWorks, LLC and since then has served as its Chairman and Chief Executive Officer. In 1995, Mr. Morgan co-founded Amphion Capital Management, LLC, a private equity and venture capital firm, and since then has served as one of its Managing Partners. From 1986 to 1998, Mr. Morgan was the Managing General Partner of Wolfensohn Partners, LP, the predecessor to Amphion Capital Management. Mr. Morgan serves on the Board of Directors of Celgene Corp., which develops and markets biotechnology products. Mr. Morgan is also a director of several private and non-profit companies, including Orbis International, Inc., a non-profit organization dedicated to fighting blindness worldwide.

        Allan Griebenow has served as a director, President and Chief Executive Officer of the Company since July 1999. He founded Prism Video, Inc. in 1994 and was Chief Executive Officer of Prism Video, Inc. from 1994 to July 1999. Mr. Griebenow is currently President, CEO and a Director of PVHoldings (a current holder of equity and debt of Axcess). Mr. Griebenow spent the past twenty years in the telecommunications and advanced applications industries. He started his career in 1979 as a Presidential Management Intern with NASA, and holds a B.S. in Business Administration from the University of Maryland and an MBA from San Francisco State University.

        Allan L. Frank has served as Vice President, Secretary and Chief Financial Officer of the Company since March 2002. From July 1999 through June 2001, Mr. Frank was Vice President, Chief Financial Officer and Secretary for Vast Solutions, Inc., a spin-off from Paging Network, Inc. ("PageNet"). Vast Solutions, Inc. filed for bankruptcy in April 2001. From September 1993 through July 1999, Mr. Frank served in numerous positions at PageNet, including as Vice President of Corporate Development and Director of Financial Analysis, and as Director of International Finance for Paging Network International, a subsidiary of PageNet. Prior to PageNet, Mr. Frank worked at FoxMeyer Corporation, OrNda HealthCare and Dalfort Aviation Services. Mr. Frank holds a B.S. in Business Administration from The Ohio State University and an MBA from the University of North Texas.

        Robert J. Bertoldi has been a director of the Company since June 2000. Since January 2000, Mr. Bertoldi has been the President of VennWorks, LLC, a venture capital limited liability company that he co-founded. Since before 1995, Mr. Bertoldi has been a Managing Partner of Amphion Capital Management, LLC, and a co-manager of Amphion Ventures, LP, an early-stage technology life science fund.

        Paul J. Coleman, Jr. has served as a director of the Company since 1982. He is President and Chief Executive Officer of the Girvan Institute of Technology, a non-profit, public benefit corporation engaged in research, technology development, and education related to the nation's aerospace program. Dr. Coleman is a professor of space physics emeritus at the University of California at Los Angeles ("UCLA"). He currently serves as a director of Biocentric Solutions, Inc., Knowledge Vector, Inc. and the Girvan Institute. He is a former director of CACI International, Fairchild Space and Defense Corporation, the Universities Space Research Association and others. His earlier positions include those of assistant director, Los Alamos National Laboratory; president and chief executive officer, Universities Space Research Association; director, Institute of Geophysics and Planetary Physics at UCLA; and director, National Institute for Global Environmental Change of the U.S. Department of Energy.

        Robert F. Hussey has served on the Board since September 2002. Mr. Hussey currently serves as Chief Operating Officer and Director of H.C. Wainwright & Co. Mr. Hussey also serves on the boards of Digital Data Networks, Inc., Digital Lightwave, Inc., NUR Corporation and on the board of advisors for Argentum Capital Partners and Kaufman Fund. From 1991 through 1996, Mr. Hussey served as President, CEO and Director of MetroVision of North America. From 1984 through 1991, Mr. Hussey was Founder, President, CEO and Director of POP Radio Corp. Prior to POP Radio, Mr. Hussey worked at Grey Advertising, Inc., E.F. Hutton and American Home Products, Inc. Mr. Hussey received a B.S. in Business Administration from Georgetown University and an MBA in International Business from George Washington University.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of each class of stock beneficially owned as of November 14, 2003, by each person known by the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities as of November 14, 2003. Except as noted below, to the Company's knowledge, each stockholder listed below has sole voting and investment power with respect to all shares of stock shown beneficially owned by the stockholder.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Owner		Percentage of Class		Percentage of Common Voting Power
Amphion Group (1) 350 Madison Avenue New York, NY 10021	Voting Common Stock Series I Preferred Stock Series J Preferred Stock	14,980,761 65 157	(2)	57.9 51.6 89.1	% % %	53.4 * 2.2	% %
PV Proceeds Holdings, Inc. 3208 Commander Dr. Carrollton, TX 75006	Voting Common Stock Series 1999 Preferred Stock	500,000 152	(3) (4)	1.9 100.0	% %	1.8 2.2	% %
H.T. Ardinger 9040 Governors Row Dallas, TX 75247	Voting Common Stock Series I Preferred Stock Series J Preferred Stock	31,491 52 2		* 41.6 1.1	% %	* * *
Jackson Hole 667 Madison Avenue New York, NY 10021	Voting Common Stock Series C Preferred Stock Series J Preferred Stock	3,437 11,522 15		* 100.0 8.5	% %	* 1.2 *	%

*
Less than 1%

(1)
See the following table regarding the beneficial ownership of the Amphion Group.

(2)
Includes 1,188,191 shares that the Amphion Group has the right to acquire pursuant to warrants and options that are exercisable within 60 days.

(3)
All 500,000 shares represent shares that PV Proceeds Holdings, Inc. has the right to acquire pursuant to warrants that are exercisable within 60 days.

(4)
PV Proceeds Holdings, Inc. has elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon this Registration Statement becoming effective within 90 days from the date hereof.

        The following table sets forth the number of shares beneficially owned by the Amphion Group, which is defined to include Mr. Richard C.E. Morgan, a British citizen and Chairman of the Board of Directors of the Company ("Mr. Morgan"), Mrs. Anna Morgan, a British citizen and wife of Richard C.E. Morgan ("Mrs. Morgan"), Robert J. Bertoldi, a U.S. citizen and Director of the Company ("Mr. Bertoldi"), Amphion Ventures, L.P., a Delaware limited partnership ("Amphion Ventures"), Amphion Partners, LLC, a Delaware limited liability company ("Amphion Partners"), Amphion Investments, LLC, a Delaware limited liability company ("Amphion Investments"), Antiope Partners, LLC, a Delaware limited liability company ("Antiope Partners"), Amphion Capital Management, LLC, a Delaware limited liability company ("ACM"), NVW,LLC a Delaware limited liability company (NVW") and VennWorks, LLC, a Delaware limited liability company formerly known as incuVest, LLC, ("VennWorks").

        The Amphion Group disclaims in its filings with the Securities and Exchange Commission that it holds any securities of the Company as a group, within the meaning of any applicable securities law or regulation. Amphion Partners is the sole general partner of Amphion Ventures. Messrs. Morgan and Bertoldi are the managing members of Amphion Partners, Antiope Partners and Amphion Investments.

Mr. Morgan is the Chairman of the Board of Directors and Chief Executive Officer of VennWorks. Mr. Bertoldi is the President of VennWorks.

        Based on amended Schedule 13D filed by certain members of the Amphion Group with the SEC on February 10, 2000, Amphion Ventures, Amphion Partners and Mr. Morgan share voting power with respect to certain of the shares owned by them. Also, based on the Schedule 13D, Mr. Morgan shares voting power for the shares held by Amphion Investments, Antiope Partners and certain other shares held by Amphion Partners. Mr. Morgan disclaims beneficial ownership of the shares held by each of the Amphion Group.

	Voting Common		Series I Preferred Stock	Series J Preferred Stock
Amphion Ventures	9,606,188	(1)	—	—
Amphion Partners	108,232		—	—
Amphion Investment	54,000		—	—
Antiope Partners	86,534		65	157
VennWorks	3,774,824		—	—
NVW	887,750	(2)
AMC	38,333	(3)
Richard Morgan	377,400	(4)	—	—
Robert Bertoldi	47,500	(5)	—	—

Total of Amphion Group	14,980,761		65	157

(1)
Includes warrants to purchase 681,358 shares of common stock that are exercisable within 60 days.

(2)
Includes warrants to purchase 418,000 shares of common stock that are exercisable within 60 days.

(3)
Includes warrants to purchase 38,333 shares of common stock that are exercisable within 60 days.

(4)
Includes options to purchase 3,000 shares of common stock that are exercisable within 60 days and 65,000 shares of common stock issued to Mrs. Morgan, the wife of Mr. Morgan.

(5)
Includes options to purchase 47,500 shares of common stock that are exercisable within 60 days.

        The following table sets forth the number of shares of each class of stock beneficially owned as of November 14, 2003, by each director who beneficially owns equity securities and the executive officers of the Company, and all of the Company's directors and executive officers as a group. The business address of each director and executive officer is c/o Axcess International, Inc., 3208 Commander Drive, Carrollton, Texas 75006. To the Company's knowledge, each stockholder listed below has sole voting and investment power with respect to all shares of stock shown beneficially owned by the stockholder, except for Mr. Morgan's beneficial ownership, which is discussed in the introduction to the previous table above.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Owner	Percentage of Class		Percentage of Common Voting Power
Richard C.E. Morgan (1)	Voting Common Stock Series I Preferred Stock Series J Preferred Stock	14,933,261 65 157	57.7 52.0 89.2	% % %	53.3 * 2.2	% %
Robert J. Bertoldi (2)	Voting Common Stock Series I Preferred Stock Series J Preferred Stock	14,603,361 65 157	56.4 52.0 89.2	% % %	52.1 * 2.2	% %
Allan Griebenow (3)	Voting Common Stock	649,830	2.5%		2.3%
Paul J. Coleman, Jr. (4)	Voting Common Stock	63,080	*		*
Allan L. Frank (5)	Voting Common Stock	71,250	*		*
Robert F. Hussey	Voting Common Stock	12,500	*		*
Michael Uremovich (6)	Voting Common Stock	—	*		*
All Directors, Director Nominees and Executive Officers as a group (6 individuals)	Voting Common Stock Series I Preferred Stock Series J Preferred Stock	15,788,621 65 157	61.0 52.0 89.2	% % %	56.3 * 2.2	% %

*
Less than 1%.

(1)
The number of shares of voting common stock includes 309,400 shares held directly, 3,000 shares that Mr. Morgan has the right to acquire pursuant to options that are exercisable within 60 days, 13,418,170 shares held by other entities within the Amphion Group (defined in Note 1 to the immediately preceding table above), 1,133,977 shares that entities within the Amphion Group have the right to acquire pursuant to options and warrants that are exercisable within 60 days, 65,000 shares owned by Mr. Morgan's wife. As detailed in Note 1 to the immediately preceding table above, Mr. Morgan disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Group.

(2)
Includes 47,500 shares that Mr. Bertoldi has the right to acquire pursuant to options that are exercisable within 60 days. Includes 13,418,170 shares held by other entities within the Amphion Group (defined in Note 1 to the immediately preceding table above), and 1,133,977 shares that entities within the Amphion Group have the right to acquire pursuant to options and warrants that are exercisable within 60 days. As detailed in Note 1 to the immediately preceding table above, Mr. Bertoldi disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Group.

(3)
Includes 10,300 shares of common stock held directly by Mr. Griebenow and 639,830 shares that Mr. Griebenow has the right to acquire pursuant to options that are exercisable within 60 days. Mr. Griebenow is the President and Chief Executive Officer, and an 11% owner of the stock of PV Proceeds Holdings, Inc., a beneficial owner of more than 5% of the Company's common stock. Mr. Griebenow denies beneficial ownership of the shares of the Company's common stock owned by PV Proceedings Holdings, Inc.

(4)
Includes 80 shares of common stock held directly by Mr. Coleman and 63,000 shares that Mr. Coleman has the right to acquire pursuant to options that are exercisable within 60 days.

(5)
All 71,250 shares represent shares that Mr. Frank has the right to acquire pursuant to options that are exercisable within 60 days.

(6)
Mr. Uremovich resigned his position with the Company in April 2003.

CHANGE IN CONTROL

        To the knowledge of Axcess International, Inc., no change in control of Axcess has occurred since December 1998.

DESCRIPTION OF SECURITIES

        Axcess International, Inc.'s Amended Certificate of Incorporation authorizes the issuance of (i) 50,000,000 shares of common stock, par value $.01 per share, (ii) 2,250,000 shares of convertible non-voting common stock, par value $.01 per share, and (iii) 7,000,000 shares of convertible preferred stock.

COMMON STOCK

        As of November 14, 2003, there were 20,295,170 shares of common stock outstanding held by approximately 864 stockholders of record. Immediately following this offering, there will be 20,295,170 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See Dividend Policy. If we are subject to a liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and non-assessable.

PREFERRED STOCK

        The Company has authorized 7,000,000 shares of convertible preferred stock, of which shares designated in five series have been issued and are outstanding. Information with respect to the series of preferred stock outstanding at each balance sheet date is summarized below.

	Series C	Series I	Series J	Series 1999	2003B Series
Number of shares authorized	1,500,000	2,500	2,500	2,500	2,750,000
Stated value	$30.20	$10,000	$10,000	$10,000	$1.00
Number of shares issued and outstanding: December 31, 2002 September 30, 2003	11,522 11,522	125 125	177 177	152 152	— —
Conversion ratio (or conversion price) of preferred shares into common	1 to 1 into voting common stock	$2.51 into voting common stock	$2.51 into non-voting common stock	$2.50 into voting common stock	1 to 1 into voting common stock
Liquidation preference	Stated value plus accrued dividends	Stated value plus accrued dividends	Stated value plus accrued dividends	Stated value plus accrued dividends	Stated value plus accrued dividends
Dividend rights	10% per annum, cumulative	8% per annum, cumulative	8% per annum, cumulative	8% per annum, cumulative	7% per annum, cumulative

        (a)   Series A, Series B and Series C Convertible Preferred Stock

        As of September 30, 2003 and December 31, 2002, the Company had no Series A or Series B Convertible Preferred shares outstanding. The holders of the Company's Series C Preferred Stock are entitled to receive quarterly dividends on each such share held at the annual rate of 10% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock at the option of the holder.

        During 2002 and 2001, the Company issued (a) 0 and 6,664 shares, respectively, of Series A Preferred Stock to holders thereof as payment in full for $0 and $173,288, respectively, of accrued, but unpaid dividends on the Series A Preferred Stock, (b) 0 and 6,102 shares, respectively, of Series B Preferred Stock to the holders thereof for $0 and $173,288, respectively, of accrued but unpaid dividends of the Series B Preferred Stock and (c) 0 and 3,497 shares, respectively, of Series C Preferred Stock to the holders thereof for $0 and $105,591, respectively, of accrued, but unpaid dividends on the Series C Preferred Stock.

        During 2001, the Amphion Group converted 70,356 shares of Series A, 64,410 shares of Series B, 31,087 shares of Series C, 557 shares of Series I, 1,998 shares of Series J, and 1,804 shares of Series 2000 Preferred Stock into an aggregate of 12,339,745 shares of the Company's common stock.

        The holders of the Company's Series C Preferred Stock are entitled to receive quarterly dividends on each such share held at the annual rate of 10% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock at the option of the holder. Dividends payable for Series C Preferred Stock were $79,431 and $53,051 at September 30, 2003 and December 31, 2002, respectively.

        (b)   Series I and J Convertible Preferred Stock

        Each Share of Series I Preferred Stock and Series J Preferred Stock are convertible in whole or in part at any time at the option of the holder into a number of shares of voting or non-voting common stock of the Company, respectively, equal to the quotient of (a) the aggregate original issue price of $10,000 per share divided by (b) the conversion price of $2.51 per share. The Series I Preferred Stock and the Series J Preferred Stock are both subject to the optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the stated value, plus any accrued, but unpaid dividends thereon. The Company's optional right of redemption is subject to each Series I. Preferred Stock or Series J Preferred Stockholder's right to convert such Series I Preferred Stock or Series J Preferred Stock into voting or non-voting common stock, as the case may be, within ten business days after the Company's notice of redemption.

        The Series I Preferred Stock and the Series J Preferred Stock are also subject to the mandatory conversion by the Company into shares of the Company's voting or non-voting common stock, as the case may be, if the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $10.00 per share for a period of at least ninety (90) consecutive trading days. Although the Company's non-voting common stock may be converted to common stock at any time by a holder thereof, Amphion Ventures has agreed not to convert any shares of non-voting common stock to voting common stock without the prior consent of the Company.

        The dividends on the Series I Preferred Stock and the Series J Preferred Stock are payable semi-annually in cash or additional shares of preferred stock at the Company's option. During 2002 and 2001, the Company issued (a) 0 and 47 shares, respectively, of Series I Preferred Stock to holders thereof as payment in full for $0 and $461,147, respectively, of accrued but unpaid dividends on the Series Preferred Stock and (b) 0 and 164 shares, respectively, of Series J Preferred Stock to holders thereof as payment in full for $0 and $1,632,662, respectively, of accrued, but unpaid dividends on the Series J Preferred Stock.

        The holders of Series I Preferred Stock and Series J Preferred Stock are entitled to receive semi-annual dividends on each such share at the annual rate of 8% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock. Dividends payable for Series I Preferred Stock were $205,190 and $129,245 at September 30, 2003 and December 31, 2002, respectively. Dividends payable for Series J Preferred Stock were $256,698 and $150,067 at September 30, 2003 and December 31, 2002, respectively. Shares of Series I Preferred Stock and Series J Preferred Stock are convertible into shares of common stock at a conversion price of $2.51 per share.

        (c)   Series 1999 and 2000 Preferred Stock

        In connection with the purchase of the Prism video assets during 1999, the Company issued 125 shares of Series 1999 Preferred Stock ("Series 1999 Preferred Stock"). Dividends are payable-semi-annually on each share at the annual rate of 8% in cash or in additional shares of Series 1999 Preferred Stock at the option of the Company. Each share of 1999 Preferred Stock are convertible into shares of common stock at a conversion price of $2.50 per share.

        The shares of common stock which Prism may acquire upon conversion of the Series 1999 Preferred Stock are subject to a three-year lockup from the date of the closing, which may be reduced to two years upon the occurrence of certain events.

        During 2001, VennWorks elected to convert $3,760,000 of borrowings and interest into 376 shares of the Company's Series 2000 Preferred Stock ("Series 2000 Preferred Stock"). Dividends are payable-semiannually on each share at the annual rate of 8% in cash or in additional shares of Series 2000 Preferred Stock. The shares of Series 2000 Preferred Stock are convertible in shares of our common stock at a conversion price of $3.50 per share.The holders of the Series 2000 Preferred Stock converted to common stock in March of 2000 and no shares are currently outstanding.

        During 2001, all but 152 shares of the Company's Series 1999 Preferred Stock were converted into common stock. In September 2003 we were notified that the remaining stockholder of the Series 1999 Preferred Stock desired to convert all 152 shares of Preferred Stock into Axcess common stock contingent on this Registration Statement becoming effective within 90 days hereof.

        The Company has accrued $214,862 and $122,922 of dividends for the Series 1999 Preferred Shares at September 30, 2003 and December 31, 2002 respectively.

        All series of preferred stock rank senior in right of payment to the Company's common stock and on a parity with all series of preferred stock as to dividends or upon a liquidation or dissolution of the Company.

        (d)   Series 2003 Preferred Stock

        The Company completed a $1,537,500 exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as Series 2003 Preferred Stock and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and all the Series 2003 Preferred Stock was converted to 2,050,001 shares of common stock. As of November 14, 2003 there are no shares of 2003 Preferred stock outstanding, all have been converted to common shares.

        (e)   Series 2003B Preferred Stock

        During the fourth quarter of 2003 Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

STOCK OPTIONS AND WARRANTS

  Stock Option Plans

        Under the Company's 2001 Equity Incentive Plan, the Company may grant up to 2,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options granted vest over a four-year period. The Company has issued stock options to various members of the Board of Directors and officers of the Company under this plan. Options are generally granted each year and have various vesting requirements. During 2002 and 2001, the Company made grants of 200,000 and 0 options, respectively, as an inducement for the employment of certain officers of the Company, which do not reduce the 2,000,000 options available for grant under the stock option plan.

        In 1998, the Company adopted a director compensation plan pursuant to which it pays each director who is not employed by the Company and who does not beneficially own more than 5% of the shares of common stock outstanding an annual grant of 5,000 options to acquire common stock of the Company at an exercise price equal to the fair market value per share of the common stock at the time the option is granted (the "Annual Grant"). The Annual Grant customarily occurs on the date of the Company's annual meeting. The director compensation plan also provided for a one-time initial grant of 15,000 to each director of the Company as of July 21, 1998, the date the director compensation plan was approved by the Company's stockholders (the "Initial Grant"). The Company has authorized 150,000 shares for issuance under this plan.

        Stock option transactions for the years ended December 31, 2002 and 2001 are summarized below:

	2002		2001
	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE
Options outstanding at beginning of year	2,060,537	$3.81	1,702,238	$3.79
Options granted	1,031,000	2.03	612,224	3.78
Options exercised	—	—	(41,948)	2.67
Options forfeited	(915,538)	3.26	(211,977)	3.61

Options outstanding at end of year	2,175,999	3.20	2,060,537	3.81

Options exercisable at end of year	688,272	3.09	524,311	3.12

Options available for grant at the end of the year	974,001		839,463

        The options outstanding at December 31, 2002, have exercise prices as indicated in the table below.

Option Price	Number of Options	Weighted Average Remaining Life
$1.70-$3.00	1,517,627	7.72
$3.01-$4.50	254,656	8.00
$4.51-$6.25	403,716	7.50

Total	2,175,999	7.73

        The warrants outstanding at December 31, 2002, have exercise prices as indicated in the table below.

Warrant Price	Number of Warrants	Weighted Average Remaining Life
$1.01-$2.00	45,000	3.88
$2.01-$3.00	1,216,358	1.55

Total	1,261,358	1.63

        During the nine months ending September 30, 2003 the company issued an additional 2,430,001 warrants in conjunction with its Series 2003 Preferred Stock offering. The warrant prices range from $0.65 to $1.26 and all expire on or before May 15, 2005.

        In November 2003 Axcess issued an additional 1,695,000 warrants in conjunction with its Series 2003B Preferred Stock Offering. The warrants prices range from $2.60 to $2.75 and all expire on November 12, 2005.

        As of November 14, 2003 there were a total of 5,386,359 warrants outstanding.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

INDEMNIFICATION

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Overview

        Axcess, through its proprietary technology, provides advanced security surveillance and asset management systems that can automatically locate, identify, track, monitor, count, and protect people, personal property and vehicles. The purpose of the systems provided by Axcess is to reduce loss and liability to a client's employees, personal property and facilities. Axcess utilizes two patented and integrated technologies: battery-powered wireless tagging called Active-Radio Frequency Identification (RFID) and network based streaming digital video. A primary focus of Axcess is automatic incident detection, recording and notification which provides a significant improvement over current video surveillance technology. The primary products or applications of our technology are network-based security video recording and surveillance (closed circuit television), automatic personnel and vehicle access control, and automatic asset tracking and protection. The video surveillance systems employ browser based software which allows security personnel to be notified of a potential security breach through the customer's own local area network computer system or through the Internet. The alerts can be delivered to security personnel in the form of streaming video, emails or messages delivered to computer terminals, laptops and even hand-held wireless PDAs.

Company History

        The Company was formed in November 1982 as Lasertechnics, Inc. Prior to 1999, the Company, through two subsidiaries, sold high-end dye-sublimation card printers and high-speed laser marking equipment. During 1998, the Company determined that it could not be consistently profitable selling these products. Accordingly, in October 1998, the Company discontinued the operations of its 96% owned subsidiary, Sandia Imaging Systems Corporation, which was engaged in distributing and reselling high-end dye-sublimation card printers and consumables. The Company sold this business in December 1998. A second subsidiary, Lasertechnics Marking Corporation, was engaged in fabricating, distributing and selling high-speed laser marking equipment. In April 1999, the Company sold Lasertechnics Marking Corporation to affiliates of Amphion Ventures, L.P., a major stockholder of the Company. See, "Certain Relationships and Related Transactions."

        The Company then made a concerted effort to enter into the high technology security products marketplace, and identified RFID as its initial agent. In September 1998, the Company consummated the acquisition of the RFID based intellectual property assets of ASGI, Inc. and Nauta, Inc., unaffiliated entities to Axcess. The intellectual property assets included a patent, trade secret rights, software, hardware, product designs and all other technical information necessary for the Company to manufacture and market RFID products to the access control and asset management markets.

        In July 1999, the Company acquired another company in the security technology marketplace in the digital video or CCTV area. The Company acquired substantially all of the assets, including the network video technology, of Prism Video, Inc. Prism Video, Inc. was engaged in the development, design, manufacture and marketing of video security technology and video storage products. The Company then hired new senior management experienced in the packaging, sales and marketing of high technology security products.

        The Company further developed the RFID and network-based streaming video technologies throughout 2001 and 2002. It also secured key reference accounts and established branding for its product lines during the period. In November 2001, the Company acquired all of the assets of IVEX Corporation relating to its VSA 1200 Project. The VSA 1200 Project was an embedded processor-based multimedia streaming network appliance that pushes advanced video and audio processing directly onto the corporate or Internet backbone, then to any point on the network, including handheld devices. The Company believes that IVEX's unique architecture offers a strategic platform on which to build value adding video filtering and detection software, which the Company expects to improve the effectiveness of the IVEX product line, as well as provide a competitive advantage to the Company. Throughout 2001 and 2002, the Company used its reference customers and its brand awareness to secure key marketing channel partners. These partners are important to the future revenue growth of the Company's business due to their market presence. The Company believes that by integrating its systems into the systems of these channel partners, adoption of the Company's technologies and products will accelerate. The Company has completed its integration efforts with certain channel partners and is in the process of integrating others.

        In April 2003, the Company changed its name from Axcess, Inc. to Axcess International, Inc.

Sales Channels

        Axcess utilizes an indirect sales model focused primarily on system integrators as marketing channel partners capable of selling and installing network-based CCTV and asset management applications. Other outlets include distributors, specialty dealers, catalog sales organizations, and OEMs (original equipment manufacturers). The Company is continuing channel development in the security industry, by focusing on large system integrators that have significant sales in which the Company hopes to participate. The system integrators and dealers are responsible for the installation in almost all cases. Axcess has two salesmen that support individual sales as needed. Using established channels to gain widespread exposure and sales leverage is a well-utilized model in the industry.

        The indirect sales model allows the Company to address multiple industry segments generically, including manufacturing, wholesale/distribution, retail, services, government, education and finance. The indirect sales model fits the characteristics of the Company's product portfolio with other products, which become system solutions that require custom site planning and installation. Sales generally have multiple locations with the average revenue per system location in the tens of thousands, and are based on a new technology and its application to traditional security problems. By working directly with established marketing channel partners, this indirect model also gives the Company the flexibility to introduce new products and applications as they are developed.

        For certain focused large system sales opportunities, the Company works more directly with end users. This approach enables the Company to prospect directly for selected larger transactions and reference accounts in a prudent, "opportunity driven" fashion. The eventual installation is still accomplished through an established channel partner.

Partnering

        The Company believes that the security integration business will continue to go through consolidations and grow by acquisition, and that each of the large integrators are working to develop full-product portfolios to provide the widest range of solutions for their customers. The Company also believes that its products can play a key role as strategic elements of these portfolios, and that the integrators bring to Axcess broad product and corporate exposure and sales capabilities. Combined integrator revenues were over $2 billion in 2001, according to a Security Distributing and Marketing (SDM) Magazine report. The largest global integrators that provide security technology solutions include Honeywell, Tyco, Siemens, Group 4 and General Electric.

        The Company has signed partnering agreements with several integrators. In general, these agreements provide for the integrators to sell and market the Company's products, favorably price the Company's products based on the volume of the Company's products sold, provide customer service support for the Company's products sold by the integrators, and integrate the Company's products into the integrator's system. The Company believes this integration strategy has advantages over its prior partnership arrangements and will offer an increased opportunity for rapid sales growth.

          Honeywell.    In January 2000, the Company signed a product development and marketing agreement with Honeywell. Honeywell has bid and sold the Company's RFID products to support the United States Department of Defense procurements in asset management and the Company believes that some of the resulting programs may be awarded in 2003.

          Sonitrol (Tyco).    In January 2000, the Company signed a strategic partnership agreement with Sonitrol. In early 2002, Sonitrol finished the integration of the Company's software into the security-monitoring platform of Sonitrol. The solution provides video capability for their security monitoring franchises.

          Software House, Sensormatic, and ADT (Tyco).    In September 2001, the Company was selected by Software House as the preferred provider of RFID solutions for asset management. Since September 2001, the Company's ActiveTag™ products have been integrated into the C-Cure 800 access control system. Sensormatic and ADT also have the capability to sell the Axcess system integrated into C-Cure.

Other Integrator Partners

        In the second half of 2001, Axcess signed partnership agreements with Anixter, Samsung USA, and Loronix (Comverse). The Axcess system has since been integrated into the systems provided by Samsung, Iteras, and Loronix, totaling four integrators who have the Axcess system embedded into the solutions they sell.

Products and Technology

        Under the ActiveTag™ label, the Company supplies active RFID system solutions that connect directly into standard security systems or utilize the enterprise networks or the Internet. ActiveTag™ is a multi-use, single-system solution scaleable for small, medium, and large enterprises. This versatile technology has two patents awarded with applications for thirteen additional patents pending. The system supports a variety of automatic monitoring and tracking applications, including electronic asset protection and asset management, and automatic personnel and vehicle access control.

        ActiveTag™ uses small, battery-powered tags that, when automatically activated at control points throughout a facility, transmit a wireless message to palm-size receivers networked on an existing corporate local area network (commonly referred to as LAN). Tag identification and location information are instantly forwarded to a local security control panel or transmitted over the network to a host computer. ActiveTrac™ is an application software program that logs and displays the information from the tag to provide a comprehensive picture of the person, asset or vehicle being tracked. In addition, the Company is continuing to develop OnlineSupervisor™ software, which has a browser-based display and provides real-time management solutions through reporting, display, and decision and control functions.

        ActiveTag™ tracks assets as the assets enter, exit and move within a facility to monitor their whereabouts, detect theft and prevent loss. ActiveTag™ software can link assets and personnel together to provide a non-invasive, hands-free access control and asset protection solution at perimeter doors and other controlled entry and exit points. Personnel tags include a panic button for increased personal safety and peace of mind. This software can track vehicle and equipment movements to provide real-time, paperless logistics data and automated gate control. Not only can pallets, containers or boxes be tracked in real-time, but a beaconing feature (where the tag transmits on a fixed time interval) allows the user to automatically count and monitor all inventory, even while stationary. One version of the RFID tag includes an embedded temperature sensor inside to monitor and transmit measurement of ambient temperature or to signal when the temperature moves outside of a defined range. This sensor capability is utilized today for helping with the early detection of computer server failure in data centers. Another version of the RFID tag has external sensors so the tag can act as a low-cost wireless transmitter.

        The Axcess Prism Video products offer a fully networked, digital video system for enterprises providing remote and local security video (CCTV), as well as digital video recording. Enterprises use this system to transmit and view video to detect security incidents. The Company offers both standards-based compression, currently H.323 and JPEG, and proprietary VSLE video compression, supported by 12 patents with applications for three more patents pending. The advanced compression technology allows video to be viewed live over traditional phone lines or on any network computer, and recorded and efficiently stored for analysis at a later time. A full array of Prism Products, including cameras, transmitters and recorders, provide customers with low cost, enterprise-wide digital video solutions over the network. Cameras and transmitters can utilize any transmission facility, including phone lines, ISDN, LAN, Internet or other facility. High speed, real-time video and audio provides visibility into operations to improve life safety, improve efficiency, observe sales programs, reduce theft, and monitor compliance with both legal and corporate guidelines.

        The LANconnect™ product line is comprised of advanced multimedia streaming network appliances that acquire video at the source, then provide advanced video and audio processing over the network to digital recorders and on to the other points of the network. The combination of highly-integrated embedded processing power and programmability allows digital video processing to be distributed at the analog source, freeing up valuable network bandwidth, reducing video storage requirements, eliminating single point of failure and enabling the user to select the quality of the video. The LANconnect system also stores video digitally, which allows fully distributed storage. These storage possibilities make the video network efficient by transmitting needed video only, yet making all of the video available on demand. Only needed, "exception-based" video is transmitted either on alarm or on-demand.

        The LANcam™ network camera transmits digitized CCTV video directly over an enterprise LAN at low bandwidths. Each camera is independently controllable, including the control for the amount of network capacity or bandwidth the camera utilizes, which prevents performance impacts on other applications.

        Network-based digital video recording can be widely distributed geographically using LANcorders™ to provide easy access to recorded video along with live video on-demand. The Axcess specialized implementation includes a software only videocassette recorder, or time-lapse recorder, utilizing standard computers on the existing network for recording rather than dedicated hardware recorders. This architecture includes distributed video recording along with playback and live viewing over an existing computer network. The Company believes that this inherently low cost and flexible architecture establishes a foundation upon which the Company may compete today and in the future.

        The Prism Video line includes a suite of software products for viewing live and recorded video. These products range from dedicated security software applications, to web page viewing for casual use. The products also permit a user to view video on wireless devices such as handheld computers connected to a standard wireless LAN system.

        The Onlinesupervisor™ system integrates the presentation of RFID data and digital video to a standard web browser. Through a display customized to each end user, real-time status is integrated with live and recorded digital video. Events that can be shown involve premises security, physical asset protection, personnel staffing, and operations performance. Up to the minute personnel and asset inventory counts are provided. Live streaming video is available of each site, via the network connection. Each monitored event is linked to the database of recorded video files to enable the viewing of tagged events such as personnel activity at door entrances and exits, access to controlled areas, and asset movements. The system is available as a standalone enterprise solution or as a portal-based solution hosted by Axcess. The Company believes that the system is unique in its ability to link information read from a tag with video clips and pictures from the scene surrounding the tag.

        Typical applications of the Company's products include:

          "Hands-free" automatic personnel identification and access control. Doors can be automatically opened as the accredited employee approaches the door, enabling rapid and easy entrance without presenting a card to be swiped. Multiple logical control zones can be set up within a facility, making key areas automatically more secure as non-authorized people are quickly identified. The identification can be linked to tagged assets to improve asset management accountability.

          "Hands-free" automatic vehicle identification and access control. Vehicles automatically enter a controlled or gated area with a validated tag placed in the vehicle. The tag is recognized as it approaches the gate, allowing "rolling access" and facilitating entrance and exit speed. For industrial applications, driver tags and inventory tags can be matched to ensure integrity of the shipment.

          Electronic asset protection and tracking. Assets, such as computers and medical equipment, are automatically tracked as they move throughout the facility and protected if they approach a perimeter door without authorization. Linking to custodian tags provides accountability and instant authorized movement.

          Electronic fixed asset inventory and protection. Static assets such as desktop computers can be tagged and automatically inventoried at periodic intervals. Should the assets be moved, their location is identified and automatically tracked.

          Electronic inventory control and tracking. Inventory items, such as pallets, crates, barrels and vessels, can be automatically located, identified, and tracked as they move, and protected against unauthorized removal.

          Corporate CCTV digital video recording. Traditional security video recording can be done digitally, apart from the source camera to ensure efficiency, quality, performance and availability.

          Remove CCTV surveillance. Traditional security surveillance is provided via telephone line or over the network to give remote viewing for security central monitoring and for operations review. In retail stores, this provides life safety as well as improved monitoring of operations. In schools, student monitoring is improved with live, on-campus video available to the police. In homeland defense, live video of an incident is available to authorities, including mobile professionals.

          Automatic personnel accounting (mustering). In cases of catastrophic disaster involving buildings, tags on people are used to identify who exited safely.

Markets

        Axcess operates in the electronic security products and systems markets. Its products have been designed, built and introduced with general purpose, broad applications in mind, cutting across many industries. Some examples of product solutions in selected markets are provided below.

          Retail CCTV. Management and security station personnel can use Axcess products to remotely supervise facilities such as retail stores, convenience stores, and fast food stores from the desktop using video transmitted over an enterprise WAN, the Internet, or modem. Retail personnel can also use remote video systems in retail for life safety and to reduce employee theft. The Company has many notable customers in this market.

          Education. Various schools and universities are implementing tagging to protect data center assets; schools and universities are also using networked video for life safety reasons. Many schools and universities already have built-out networks, so RFID tagging and networked video may be added for the incremental cost of this equipment. Built-out networks also offer additional flexibility to move video remotely and share video data with school administrators and authorities. A federal program entitled "Safe Schools, Health Schools" is scheduled to fund additional security equipment in kindergarten through twelfth grade over the next several years, and Axcess intends to market its products to schools taking advantage of this program.

          Corporate Access Control and Asset Management. Employees may gain access to company premises using automatic hands-free personnel RFID tags that may also be placed on corporate assets, such as laptops, to track movements and prevent loss. Axcess, through its control-point architecture, believes that it has a unique solution to address this market by tagging laptops and implementing control zones.

          Corporate Security CCTV. The Company believes that security CCTV is the fastest growing segment for security products and systems. Management personnel can use security CCTV to view live motion video over the network and access stored video clips on-demand of operations activity, personnel corporate compliance, and security. Many existing security systems are analog, limiting video availability to cabled networks and videocassette recorder tape. The Axcess products provide a bridge from analog systems to digital networks. Networked video enables viewing from desktops and wireless handhelds by multiple departments. Recorded video may be made available to numerous locations on the corporate LAN or via the Internet.

          Airport Security and Homeland Defense. Axcess can provide hands-free premise access control to employees and authorized vehicles needing easy, secure access to the terminal and tarmac. The Company's products can provide controlled access for fuel trucks at the fuel depot. Courtesy vehicles can use access control for added gate security. Networked video and recording may be added to the network infrastructure to extend security visibility throughout the terminal and grounds.

          Data Center Asset Management. Axcess products locate and protect computer servers, central processing units and other equipment using RFID tagging. Tagged servers can also be monitored with temperature sensor tags that not only protect against loss and misplacement, but also provide an early indication of potential failure. Axcess products provide security and visibility from the entrances to the server and cage level. Many legacy data centers and computer rooms have the same characteristics. In addition to tagging the computers, users of Axcess products can tag authorized personnel to facilitate easy movement of the assets and to restrict access to sensitive areas. Video complements the asset management application by providing live viewing capability into the co-location cage or cabinet area. Archived video is also available to investigate asset-based activity alarms.

          Healthcare Resource Management. Company products have been designed to tag personnel and equipment to provide better utilization of clinical devices, to locate patients, and to stage devices in order to speed up procedures. Users of the Company's RFID tagging products may reduce equipment and personnel costs associated with patients moving within the facility. The Company's equipment may enable healthcare facilities to increase revenues from more efficient billing of equipment usage.

          Inventory and Transportation Management. Cartons, pallets, containers and even missiles may be tagged so they can be located, tracked and monitored to facilitate movement, rapid order picking and inventory verification. Bar coding is common in source product labeling at the start of the supply chain. Once products are packaged in larger containers for shipping and warehousing, RFID tagging complements bar coding and the warehouse system by enabling automatic long-range identification and location of products. In production applications, the tag can be a wireless sensor for a production line, transmit information about the build specifications for a product, and send notifications from the finished goods area after production is completed.

Patents and Proprietary Technology

        The Company relies on a combination of patents, trade secrets, technology licenses, and other intellectual property rights. In total, the Company has received thirteen U.S. patents with international coverage around the globe. The Company has fourteen patents in various stages of prosecution with foreign patent authorities and several additional patents being prepared for filing. The period covered by the Company's issued patents ranges from seven to seventeen years. The Company intends to protect and enforce its intellectual property rights and to preserve its rights relating to its key product technologies to the extent commercially reasonable. The Company has applied for registration of a number of trade and service marks, including Axcess Inc.™ the Axcess Inc. (logo)™ LANcam, ActiveTag™, onlineaccess.com™, Prism Video™ and LANcorder™.

Engineering and Development

        The Prism Video™ product line provides flexible capture and placement of video on a network for recording and display over the network. During 2002, the Company completed the majority of integration tasks for the Prism Video™ line with the transmitter products the Company acquired from IVEX Corporation. The IVEX products included a network transmitter capable of serving up to eight simultaneous viewers, and a combined transmitter and recorder, which allow recording to be done and retained, near the camera. The IVEX products are being integrated into the Company's core software platforms to offer customers an increased range of feature and function options. During 2002, the Company completed development of specific feature and function enhancements to its Prism Video™ product line that the Company's integrators requested. The Company is developing advanced video processing algorithms and will continue to focus on these algorithms to increase the intelligence of the Company's video appliances. Examples of these algorithms include advanced motion detection, motion tracking, speed and direction measurement, object addition and subtraction detection, facial recognition and people counting.

        During 2002, the Company developed a new, smaller key-fob size form factor for the RFID tags. The Company expects that this tag will reduce the cost of a personnel tag compared to previous form factor. The Company continues to look at the development of new semiconductors for integrating RFID functions into smaller, less costly devices. The Company intends to work toward the inclusion of various sensors, such as motion, humidity and power, to enable the tagging system to more fully address market needs in the data center and logistics markets. The Company anticipates that third party improvements to battery technology and manufacturing methods will enable size reduction.

        Onlinesupervisor™ development continues to add additional data sources that can be delivered over the same platform, making the product expandable beyond RFID data on an industry specific basis into areas including condition monitoring and data mining.

Competition

        The market for the Company's products and services is intensely competitive and is characterized by rapidly changing technology, evolving user needs and the frequent introduction of new products.

        A number of the Company's competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources. The Company's management believes that the principal factors affecting competition in the Company's markets include product functionality, performance, flexibility and features, use of open standards technology, quality of service and support, company reputation, price and overall costs of ownership. In order to compete, the Company seeks to provide products that are technologically superior, and that deliver better value. The Company believes that the following factors help distinguish the Company's products from those of competitors.

        The ActiveTag™ RFID automatic identification system benefits from low cost, long-range tag activation and transmission, which have a small form factor, long-term battery life, and also a platform for adding sensor capabilities. The activation of tags occurs at a separate low frequency, a patented approach which the Company believes gives Axcess an advantage among active RFID companies in the ability to establish physical control points, such as doorways, and virtual control points, such as hallways. The receiver system is designed as a low cost infrastructure that connects directly into legacy systems and also runs on a standard Ethernet network backbone. The system is flexible enough to support multiple applications for people, physical assets, and vehicles. Finally, the tag data is integrated with live and recorded streaming video on a multi-user browser display platform for both casual viewing and industrial requirements.

        Flexibility comes from the use of dual frequencies for wake-up and transmission; low frequency on wake-up and UHF for transmission. Tag transmission at UHF penetrates all materials except metal, enabling reliable tag transmission. This also enables long range tag reads using omni-directional antennas so that no line of sight is required. A simple transmission protocol allows multiple tags to be read simultaneously. The advanced battery management design provides battery life of three to five years under normal operating conditions, and five to seven years with an enhanced battery. Control point activation, combined with the ability for tags to transmit on set time intervals or be queried individually enables the ActiveTag™ line to meet the major user requirements, including dynamic tracking, static tracking, multiple simultaneous tag reads, "authorized" movement of tagged assets, and a long read range for tag transmission, which the Company believes gives it an advantage. The Company believes that these features enable the system to outperform passive systems, relative location positioning systems, and infrared and combo infrared/RFID systems from competitors.

        The Prism Video™ is a complete end-to-end system, which includes video transmitters, streaming video cameras, software digital recording, web display, and wireless handheld display are all integrated in an open architecture fashion on the network using the LAN and Internet. The solution reduces the need for special camera cabling, also enabling network-based video recording to be placed in geographically optimal positions. With the video on the network, all video is viewable from anywhere in the world the network provides authorized access. The all-digital solution focuses on event-based security breach detection, alarming, and evidence recording and notification. It makes a video security system more economic, have a greater geographical reach and operate more effectively. Personnel are able to focus on prevention and response rather than on evidence processing. Its efficiency is derived in part from advanced video compression performance, giving users the choice of standards-based H.323 and JPEG, or proprietary VSLE. Whether the video is compressed in the LANcam™ camera, the LANconnect™ network appliance products, or in a MicroMole video transmitter, the compression will use between two and thirty times less bandwidth than uncompressed systems. This means more cameras can be used on a given network, and if only standard modem links are available, the video performance will still be adequate. Even the fast performance proprietary scheme, VSLE, can be converted to the Windows standard .avi frame format for software-only recording and live display. The network appliances under the LANconnect product family are programmable, ready for upgrades in compression types and advanced video processing, which allows automated detection of security breaches. Axcess believes that its solutions provide an inherent parts cost advantage over competitor's digital video devices due to the simplicity of the compression code when implemented in an embedded system such as the LANcam. Similarly, because of this compression efficiency, stored video will take up less capacity on a hard drive, or other type of storage media than other digital video recorders. All camera, transmitter, and storage products are network enabled. The Prism Video™ line includes over thirty interfaces to peripheral control equipment such as pan, tilt, zoom, and multiplexers making it compatible with legacy CCTV equipment and requirements.

Manufacturing and Suppliers

        We outsource the manufacturing of our products and consequently depend on outside manufacturers to supply finished product. A large number of manufacturers in the U.S. have the capability to produce our products. The Company periodically seeks bids for manufacturing and has multiple manufacturing sources for each of its products.

        Although we depend on a number of outside suppliers for components of our products, we have designed our current line of products so that we are not dependent on a single source for any of our products' components. Most of the components we use are "off the shelf" and are readily available. Although we have generally been able to secure adequate suppliers, the inability of the Company in the future to obtain sufficient suppliers of component parts could have a material adverse effect on our results of operations.

        There are currently no long-term agreements between us and our manufacturers or suppliers.

Research and Development

        If the Company has sufficient working capital, the Company plans to continually develop new products utilizing its existing technology and plans to bring new products to market throughout 2003. During 2002, the assimilation of the IVEX video products was largely completed. New products in both video and RFID will be built upon the core platforms now in place. In RFID, the Company believes that a new tag with a key-fob form factor will offer a lower cost and smaller version of the existing personnel access control tag. The Company believes this new tag will also be used for protecting assets from theft. In video, the Company believes that the architecture acquired from IVEX will lead to products with advanced detection software for automatically detecting security incidents. The new products should take advantage of the ability to record and store security video at the camera location and transmit both live and recorded security video via multiple simultaneous connection to critical users. There can be no assurance that the Company will have sufficient working capital to undertake these activities.

        During 2002 and 2001, the Company spent $1,632,385 and $2,355,269, respectively, for research and development and plans to continue spending similar amounts in fiscal year 2003 to develop products to support the Company's continued revenue growth. However, any such spending will be dependent upon our ability to raise additional capital, as we do not have sufficient revenues to support such an activity using our own resources.

Employees

        As of November 14, 2003, the Company had thirteen full-time employees and no part-time employees.

Government Regulation

        Government regulations have not had, nor are they expected to have, a material effect on the Company's financial condition, results of operations or competitive position. FCC approval is required for some of the Company's principal products.

Environmental Factors

        There has been, and it is anticipated that there will continue to be, no material effect upon the Company's capital expenditures, earnings, or competitive position due to compliance with existing provisions of federal, state and local laws regulating the discharge of material into, or otherwise relating to the protection of, the environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

Cautionary Note on Forward-Looking Statements

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions "Business," "Risk Factors," Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future economic performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

        The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and result illiquidity, dependence upon software vendors or significant customers, inability to expand our business, lack of diversification, sales volatility or seasonality, increased competition, changing customer preferences, results of arbitration and litigation, stock volatility and illiquidity, failure to successfully reorient Axcess as a technology/marketing services company, failure to implement our business plans or strategies, failure to attract acquisition targets, or ineffectiveness of our marketing program to develop and capitalize on strategic alliances. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under related to these factors and the forward-looking statements in this prospectus appears under the caption "Risk Factors" and elsewhere in this prospectus. Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. Axcess disclaims any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

        Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption "Risk Factors" in this prospectus, our financial statements and the related notes thereto incorporated by reference into this prospectus, and other documents filed by Axcess from time to time with the Commission.

Recent Developments: Going Concern and Liquidity Problems

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2002. The paragraph states that our recurring losses from operations and resulting continued dependence on access to external financing raise substantial doubts about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

        We do not have sufficient working capital to sustain our operations. We have been unable to generate sufficient revenues to sustain our operations. We will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.

Results of Operations

  Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

        Sales and Gross Profit.    Sales for the nine months ended September 30, 2003 were $717,572 and for the nine months ended September 30, 2002 were $1,289,431. Cost of sales for the nine months ended September 30, 2003 were $448,964 and for the nine months ended September 30, 2002 were $873,962. The Company also recorded a charge of $98,428 and $134,483 for inventory impairment during the nine months ended September 30, 2003 and 2002, respectively. The impairment was as a result of the change in strategy to contract manufacturing. The amount reflects items that have not been able to be used by the contract manufacturer in the building of additional products. The gross profit for the nine months ended September 30, 2003 was $170,180 and $280,986 for the nine months ended September 30, 2002. The decrease in sales was due to the lack of financing for the Company and the inability to fulfill orders. The margin improvement (excluding inventory impairment charge) is driven by a reduction of the production staff due to the Company's move towards contract manufacturing.

        Radio frequency identification (RFID) product sales were $418,990 for the nine months ended September 30, 2003 and $578,070 for the nine months ended September 30, 2002. Cost of sales was $280,590 for the nine months ended September 30, 2003 and $390,447 for the nine months ended September 30, 2002. The Company also recorded a charge of $23,422 and $75,293 for inventory impairment during the nine months ended September 30, 2003 and 2002, respectively. The impairment was as a result of the change in strategy to contract manufacturing. The amount reflects items that have not been able to be used by the contract manufacturer in the building of additional products. As a result, gross profits from RFID products were $114,972 for the nine months ended September 30, 2003 and $122,330 for the nine months ended September 30, 2002.

        Digital video product sales were $298,582 for the nine months ended September 30, 2003 and $711,361 for the nine months ended September 30, 2002. Cost of sales was $168,374 for the nine months ended September 30, 2003 and $493,514 for the nine months ended September 30, 2002. The Company also recorded a charge of $75,006 and $59,190 for inventory impairment during the three months ended September 30, 2003 and 2002, respectively. The impairment was as a result of the change in strategy to contract manufacturing. The amount reflects items that have not been able to be used by the contract manufacturer in the building of additional products. As a result, gross profits from digital video products were $55,208 for the nine months ended September 30, 2003 and $158,656 for the nine months ended September 30, 2002.

        Operating Expenses.    Operating expenses were $1,964,473 for the nine months ended September 30, 2003 and $4,004,609 for the nine months ended September 30, 2002. This decrease was due to cost reduction programs implemented during 2002 and continuing through 2003 including a staffing reduction, fewer marketing expenditures and the completion of several research and development projects.

        Research and development expenses were $458,199 for the nine months ended September 30, 2003 and $1,427,244 for the nine months ended September 30, 2002. The decrease is a result of the completion of the integration of some of the video and RFID products allowing for a reduction of employees, the closing of a facility in Georgia, the downsizing of the facility in California and the elimination of certain leased equipment.

        Corporate general and administrative expenses were $965,828 for the nine months ended September 30, 2003 and $1,186,229 for the nine months ended September 30, 2002. During 2003 the Company hired a firm to assist in their investor relation activity and did experience an increase in their cost of insurance. However, the Company was able to decrease their overall cost. The decrease can be attributed to a reduction in head count, elimination of contract labor, lower rent with the closure of half of the Texas facility and a reduction of outside legal and accounting service fees.

        Selling and marketing expenses were $203,984 for the nine months ended September 30, 2003 and $947,356 for the nine months ended September 30, 2002. The decrease was caused by the Company's strategic shift away from a direct selling (our sales people contacting the end users) approach and an increased reliance on an indirect (focus on us selling to the integrators who sell to the end users) marketing approach. The strategic shift allowed the company to decrease the headcount and lower the advertising. The indirect sales model allows the Company to address multiple industry segments generically, including manufacturing, wholesale / distribution, retail, services, government, education and finance. The indirect sales model fits the characteristics of the Company's product portfolio with other products, which become system solutions that require custom site planning and installation. By working directly with established marketing channel partners, this indirect model also gives the Company the flexibility to introduce new products and application as they are developed.

        Depreciation and amortization expenses were $336,462 for the nine months ended September 30, 2003 and $443,780 for the nine months ended September 30, 2002. The decrease is related to lower depreciation expense as a result of the age of the equipment, the closing of the Georgia facility and the downsizing of the California facility.

        Other expenses, net.    Other expenses, net, were $653,407 for the nine months ended September 30, 2003 and $667,775 for the nine months ended September 30, 2002. Interest income was $242,667 lower during the nine months ended September 30, 2003, compared to the nine months ended September 30, 2002. Interest expense was $150,038 lower in the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002, reflecting a decrease in the amortization of the Prism Note. The Company also was able to settle several accounts payable issues relating to prior periods at a discount from the accrued amounts, which resulted in a $106,997 improvement in Other for the nine months ended September 30, 2003 compared to the same period in 2002.

        Net Loss.    Net loss was $2,447,700 for the nine months ended September 30, 2003, compared to a loss of $4,391,398 for the nine months ended September 30, 2002. The decrease is due primarily to improved gross margins (excluding inventory impairment charge) as a result of lower production staffing, headcount reductions across all departments, reduced rent due to the Georgia facility being closed, downsizing of the Texas and California facilities, a reduction of outside services, gains on settlements of account payables and offset by the inventory impairment charge and increased spending on investor relations activities.

        Preferred Stock dividend requirements.    Preferred Stock dividend requirements were $775,750 for the nine months ended September 30, 2003 and $362,672 for the nine months ended September 30, 2002. This increase was due to the recording of the beneficial conversion discount of $474,855 for the 2003 preferred stock converted during 2003.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Sales and Gross Profit.    Sales for the year ending December 31, 2002 and 2001 were $1,596,221 and $2,696,404, respectively. The Company realized gross profits of $383,220 in 2002 and $383,232 in 2001. The decrease in revenue was primarily due to a video system sales to a single customer in the retail/convenience store market during 2001 that was not repeated during 2002. Four customers accounted for 49% of the total revenue in 2002 and one customer in the convenience store market accounted for 49% of the total sales for 2001.

        RFID product sales were $641,810 and $756,506 for 2002 and 2001, respectively. Cost of sales were $423,059 and $547,407 for 2002 and in 2001, respectively. The Company also recorded a charge of $75,293 and $143,465 for inventory impairment during 2002 and 2001, respectively. The impairment was as a result of the change in strategy to contract manufacturing. The amount reflects items that have not been able to be used by the contract manufacturer in the building of additional products. The Company realized gross profits of $143,458 and $65,634 in 2002 and 2001, respectively. The increase in gross margin percent is mainly related to a reduction of the production staff and lower warranty expenses.

        Digital video product sales were $954,411 and $1,939,898 for 2002 and 2001, respectively. Cost of sales were $655,459 and $1,443,948 for 2002 and in 2001, respectively. The Company also recorded a charge of $59,190 and $178,352 for inventory impairment during 2002 and 2001, respectively. The impairment was as a result of the change in strategy to contract manufacturing. The amount reflects items that have not been able to be used by the contract manufacturer in the building of additional products. As a result gross profits from digital video products were $239,762 in 2002 and $317,598 in 2001. The decrease in revenue was primarily due to a video system sale to a single customer in the retail/convenience store market, which accounted for 92% of video system sale in 2001 that was not repeated in 2002. The increased margin percent was primarily due to the decrease in the production staff and lower warranty expense and the decrease in sales of lower margin product to the above mentioned customer. Two customers accounted for 56% of the video sales during 2002.

        Operating Expenses.    Operating expenses were $4,840,043 and $11,524,438, in 2002 and 2001, respectively. This decrease was due to cost reduction programs implemented during 2002 including a staffing reduction, fewer marketing expenditures and the completion of several research and development projects.

        Research and development expenses were $1,632,385 in 2002 and $2,355,269 in 2001. The decrease was due to a thirty three percent reduction of staffing and a significant reduction in the usage of contract labor.

        Acquired in-process research and development costs in 2001 consisted of costs allocated to intellectual property rights acquired from IVEX. The cost of acquiring the intellectual property rights of $336,029 was expensed at the date of the acquisition because the acquired research and development had no alternative future uses and had not reached technological feasibility based on the status of design and development activities that required further refinement and testing before it can be incorporated into future releases of the Company's digital video products. The Company completed the development and integration of the initial application of this technology in its products in 2002.

        Corporate general and administrative expenses were $1,568,969 and $2,043,914 in 2002 and 2001, respectively. The decrease is attributable to a reduction in employee headcount by approximately twenty percent during 2002, a reduction of an investor relations campaign and reduced legal expenses, offset by an increase in the directors and liability insurance.

        Selling and marketing expenses were $1,072,425 and $2,432,105 in 2002 and 2001, respectively. The Company decreased its advertising, marketing and selling expenses to concentrate on developing its indirect sales channel.

        Depreciation and amortization expenses were $566,264 for 2002 compared to $4,357,121 for 2001. The decrease is primarily a result of a $2,797,063 impairment of intangible assets recorded in 2001. See Note 1 of the Notes to Financial Statements.

        Other expenses, net.    Other expenses, net were $1,144,311 and $1,055,559 in 2002 and 2001, respectively. Interest expense was $1,152,898 and $1,382,163 in 2002 and 2001, respectively. This decrease in interest expense reflects a reduced discount amortization relating to the Prism Note and the maturity of the Amphion Convertible Note. Interest income was $0 and $327,037 in 2002 and 2001, respectively. This decrease was a result of a decrease in interest earned due to the default of the Amphion Note Receivable.

        Net loss was $5,601,134 and $12,196,765 in 2002 and 2001, respectively. The decrease of $6,595,631 in net loss of 2002 can be attributed to the decrease in depreciation, amortization and impairment charge relating to the intangible assets and lower operating expenses as a result of headcount reductions.

        Preferred Stock dividend requirements.    Preferred Stock dividend requirements were $430,003 for the twelve months ended December 31, 2002 and $7,016,234 for the twelve months ended December 31, 2001. This decrease was due to the conversion of certain Preferred Shares into Common Stock of the Company by The Amphion Company during 2002.

Other

        Inflation.    Inflation has not had, and is not expected to have, a material impact on the operations and financial condition of the Company.

Liquidity and Capital Resources

        Since inception, the Company has utilized the proceeds from a number of public and private sales of its equity securities, the exercise of options and warrants and more recently, convertible debt and short-term bridge loans from stockholders to meet its working capital requirements. At September 30, 2003, the Company had a working capital deficit of $13,513,907.

        The Company's operations continued to generate losses in 2003. The Company's cash increased $267,007 during the nine months ended September 30, 2003 with operating activities using $1,569,043 of cash. The Company funded operations primarily through borrowings from Amphion and other accredited investors and proceeds from the 2003 Preferred stock issued to accredited investors with financing activities providing net cash of $1,836,050. No assurance can be given that such sources will continue to provide funding to the Company. The Company's business plan for 2003 is predicated principally upon the successful marketing of its RFID and digital video products. The Company anticipates that its existing working capital resources and revenues from operations will not be adequate to satisfy its funding requirements in 2003. During the second quarter of 2003 the Company raised a net of $1,460,625 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. During the fourth quarter of 2003 the Company raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B

Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The Preferred Stock is also subject to an automatic conversion provision. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

        The Company's working capital requirements depend upon many factors, including the extent and timing of the Company's product sales, the Company's operating results, the status of competitive products, and actual expenditures and revenues compared to its business plan. The Company is currently experiencing declining liquidity, including negative working capital balances, losses from operations and negative cash flows, which makes it difficult for the Company to meet its current cash requirements, including payments to vendors, and may jeopardize the Company's ability to continue as a going concern. The Company intends to address its liquidity problems by controlling costs, seeking additional funding (through capital raising transactions and business alliances) and maintaining focus on revenues and collections.

        If the Company's losses or lack of operating capital continue, the Company will have to obtain funds to meet its cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or the Company may be required to curtail its operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to the Company or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.

        The Company entered into a 6.75% convertible note with Amphion Investments LLC dated January 25, 2002. During the three months ended March 31, 2003, the Company borrowed $50,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Investments. The borrowings are unsecured and are due and payable on demand by Amphion Investments. The Company repaid this note during the three months ended June 30, 2003.

        On January 17, 2003, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 3.05 "units" to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 unregistered shares of the Company's common stock.

        Pursuant to the bridge financing agreement, the Company is required to use reasonable efforts to register the shares of common stock comprising the units within 60 days after the execution of the bridge financing agreement, or as soon as practicable thereafter. Upon registration of the common stock, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on January 17, 2006. On each of January 17, 2004, January 17, 2005 and January 17, 2006, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company's shares of common stock. The notes may be prepaid in whole or in part by the Company without premium or penalty.

        In connection with this bridge financing, the Company recorded a $224,259 debt discount due to the value of the equity consideration and beneficial conversion of the financing, pursuant to the guidance issued by the Emerging Issues Task Force. The debt discount will be amortized using the effective interest method over the three-year life of the agreement.

        Series 2003 Preferred Stock.    The Company completed a $1,537,500 exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated at 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and the 2003 Preferred converted to 2,050,001 shares of Common Stock.

        Series 2003B Preferred Stock.    The Company completed a $2,750,000 exempt Preferred Stock Offering during November of 2003. The Preferred Stock is designated at 2003B Preferred and each $70,000 unit consisted of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $3.75. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

Notes Currently In Default

        On September 30, 1999, the Company signed a 10% convertible note maturing September 30, 2002 ("Amphion Convertible Note"), under which the Company could borrow up to $6,000,000 from Amphion Ventures. As of September 30, 2003 the balance under this note was $2, 477,979. The balance of the indebtedness under the 10% convertible note issued was due in full by the Company on September 30, 2002 and, as of September 30, 2003, this note is in default.

        The Company has reached a tentative agreement with the Amphion Ventures LP with regards to the aforementioned notes between the Parties. As stated above, Axcess is indebted to Amphion Ventures LP for notes totaling $5,467,069 of principal and accrued interest. Amphion Ventures LP currently owes Axcess $5,228,256 of note receivable and accrued interest. The Parties have agreed, subjected to their Board of Directors approval that the above-described notes will be set off against each other there by reducing the debt owed Amphion by Axcess to $238,813. Amphion Ventures has also agreed to convert the remaining $238,813 of demand notes and accrued interest into 318,417 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates reaching an agreement during the fourth quarter. However, no assurances can be made that the Company will be able to reach a definitive agreement and that the terms will be favorable. The Company has reached a tentative agreement with the VennWorks LLC that would convert $1,290,836 of demand notes and accrued interest into 1,817,150 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully gaining approval with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

        On July 28, 1999, the Company acquired substantially all of the assets of Prism Video, Inc. ("Prism"), a privately held corporation, and agreed to pay $4,000,000 to "Prism" on December 31, 2002. The balance of the indebtedness under the Prism note issued was due in full by the Company on December 31, 2002; as of September 30, 2003 this note is in default. The Company is negotiating with

Prism to extend the term of the notes. The note payable has a face amount of $4,000,000 and is collateralized by the Company's $3,902,375 note receivable from Amphion Ventures, L.P. ("Amphion Ventures"). Pursuant to the Asset Purchase Agreement between AXCESS and Prism, AXCESS assigned Prism all payments of principal to be made by Amphion Ventures under the note receivable until the balance of the note receivable is paid in full or the balance due under the note payable to Prism is paid in full, whichever occurs first. The Company has reached a restructuring agreement in principal with PV Proceeds Holdings, Inc. the holders of the note that is currently in default. Subject to approval by the parties Boards of Directors, PV Proceeds will consent to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. The Company has also agreed to certain provisions that would reduce the principal amount over time. The Company anticipates receiving Board approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

DESCRIPTION OF PROPERTY

        The Company leases a 6,509 square foot facility in Carrollton, Texas, which is used for administrative, engineering and sales offices. This facility is rented under a month-to-month agreement. The monthly rent is $5,000. The Company leases 1,500 square feet in Costa Mesa, California, which is used for engineering space. The lease will terminate in September 2004 and the monthly rent is $1850. The Company's facilities are suitable and adequate to accommodate the Company's operations. The Company's management considers each of these facilities to be in good condition and is of the opinion that the facilities are adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VennWorks

        On January 12, 2001, the Company entered into a 9.0% convertible demand note ("9% Demand Note") with VennWorks. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks. The borrowings are unsecured and are due and payable on demand by VennWorks. On March 30, 2001 VennWorks elected to convert $2,000,000 of demand note borrowings into 200 shares of Series 2000 non-voting Preferred Stock, leaving a balance of $16,106 under the 9% Demand Note outstanding at March 31, 2001. During the three months ended June 30, 2001, the Company borrowed an additional $1,070,000 under the 9% Demand Note. On June 29, 2001, VennWorks elected to convert $1,080,000 of the principal balance and $80,000 of accrued interest payable on this note into 116 shares of Series 2000 non-voting Preferred Stock, leaving a balance of $6,106 under this note outstanding at June 30, 2001. During the three months ended September 30, 2001, the Company borrowed an additional $600,000 under the 9% Demand Note. On September 28, 2001, VennWorks elected to convert $600,000 of the principal balance on this note into 60 shares of Series 2000 Non-Voting Preferred Stock, leaving a balance of $6,106 under this note outstanding at September 30, 2001. During the three months ended December 31, 2001, the Company borrowed an additional $797,149 under this note, leaving a balance of $803,255 under this note outstanding at December 31, 2001. No borrowings were made under this Note during the nine months ended September 30, 2003 and the year ended 2002. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $803,255 on this note.

        The Company entered into a 6.75% convertible note with VennWorks, LLC, dated February 14, 2002. During 2002, the Company borrowed $814,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks on terms yet to specified. The borrowings are unsecured and are due and payable on demand by VennWorks.

        The Company has reached a tentative agreement with the VennWorks LLC that would convert $1,290,836 of demand notes and accrued interest into 1,817,150 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully gaining approval with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

Amphion Ventures, L.P.

        On June 29, 2001, Amphion Ventures, L.P. elected to convert $580,000 of the outstanding balance and $140,000 of accrued interest on a 10% note payable, dated April 30, 1998, issued by the Company to Amphion Ventures, L.P. The borrowings and interest payable were converted into 72 shares of the Company's Series 2000 Non-Voting Preferred Stock.

        On September 28, 2001, the Amphion Group elected to convert (a) 306.25 shares of Series 2000 Non-Voting Preferred Stock with an issue price of $10,000 per share and a conversion price of $3.50 per share, into 875,000 shares of the Company's common stock; (b) 214 shares of Series J Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 535,000 shares of the Company's common stock; and (c) 556.55 shares of Series I Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 1,391,374 shares of the Company's common stock.

        On December 31, 2001, the Amphion Group elected to convert (a) 1,497.04 shares of Series 2000 Non-Voting Preferred Stock with an issue price of $10,000 per share and a conversion price of $3.50 per share, into 4,277,264 shares of the Company's common stock; (b) 1,783.34 shares of Series J Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 5,095,254 shares of the Company's common stock; (c) 70,356 shares of Series A Preferred Stock with an issue price of $26 per share and a conversion price of $1.00 per share into 70,356 shares of the Company's common stock; (d) 64,410 shares of Series B Preferred Stock with an issue price of $28.40 per share and conversion price of $1.00 per share, into 64,410 shares of the Company's common stock and (e) 31,087 shares of Series C Preferred Stock with an issue price of $30.20 per share and a conversion price of $1.00 per share, into 31,087 shares of the Company's common stock.

        On November 14, 2001, the Company entered into a 4.5% convertible demand note with Amphion Ventures, L.P. During the three months ended December 31, 2001, the Company borrowed $300,000 under this note, leaving a balance of $300,000 outstanding at December 31, 2001. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures, L.P. The borrowings are unsecured and are due and payable on demand by Amphion Ventures, L.P.

        The Company entered into a 6.75% convertible note with Amphion Ventures, L.P. ("Amphion Ventures"), dated February 28, 2002. During 2002, the Company borrowed $1,255,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Ventures. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $1,255,000 on this note.

        The Company has also reached a tentative agreement with the Amphion Ventures LP with regards to certain notes between the Parties. Currently, Axcess is indebted to Amphion Ventures LP for $5,467,069 of principal and accrued interest. Amphion Ventures LP currently owes Axcess $5,228,256 of note receivable and accrued interest.    The Parties have agreed, subjected to their Board of Directors approval that the above-described notes will be set off against each other there by reducing the debt owed Amphion by Axcess to $238,813. Amphion Ventures has also agreed to convert the remaining $238,813 of demand notes and accrued interest into 318,417 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates reaching an agreement during the fourth quarter. However, no assurances can be made that the Company will be able to reach a definitive agreement and that the terms will be favorable. The Company has reached a tentative agreement with the VennWorks LLC that would convert $1,290,836 of demand notes and accrued interest into 1,817,150 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully gaining approval with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

Amphion Investment, LLC

        The Company entered into a 6.75% convertible note with Amphion Investments, LLC, dated January 25, 2002. During the nine months ended September 30, 2002, the Company borrowed $350,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Investments on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Investments. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $350,000 on this note.

        The Company has also reached a tentative agreement that would convert $350,000 of demand notes and $39,784 of accrued interest into a Note that would mirror the term of the PV Proceeds Holdings, Inc. extension and match the interest rate. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

Antiope Partners, LLC

        The Company has reached a tentative agreement with the Antiope Partners LLC that would convert $751,152 of Preferred Series I (including accrued dividends) and $1,795,482 of Preferred Series J (including accrued dividends) into 1,018,654 shares of common. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

IVEX Asset Purchase

        Effective November 30, 2001, the Company completed its acquisition of certain of the assets of IVEX Corporation ("IVEX"), a privately held corporation engaged in the design, manufacture and marketing of video security technology and video storage products. The purchase price for the assets included 148,000 shares of the Company's common stock.

Dividends

        The holders of the Company's Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock are entitled to receive quarterly dividends on each such share held at the annual rate of 10% of the original issue price of each share payable in arrears, when, as and if declared by the Company's Board of Directors, in cash or additional shares of preferred stock. The holders of Series I Preferred Stock, Series J Preferred Stock, Series 1999 Voting Preferred Stock, and Series 2000 Non-Voting Preferred Stock are entitled to receive semi-annual dividends on each such share at the annual rate of 8% of the original issue price of each share payable in arrears, when, as and if declared by the Company's Board of Directors, in cash or additional shares of preferred stock.

        In the nine months ended September 30, 2003 and the year ended December 31, 2002, the Company issued no preferred stock in lieu of dividends.

Preferred Stock Conversion Terms

        Series A, B and C Preferred Stock.    Each share of Series A, B and C Convertible Preferred Stock is convertible at the option of the holders into voting common stock on a share-for-share basis. The Company may redeem the Series A, B and C Convertible Preferred Stock at any time at the $26.00, $28.40 and $30.20 stated value, respectively, plus accrued dividends, subject to the stockholder's right to convert to voting common stock for ten business days following receipt of the Company's notice of redemption. As of September 30, 2003 and December 31, 2002, no shares of Series A and B Convertible Preferred Stock were outstanding.

        Series I and J Preferred Stock.    Each shares of Series I Preferred Stock and Series J Preferred Stock is convertible, in whole or in part, at any time at the option of the holder into shares of voting or non-voting Common stock of the Company, respectively, equal to the quotient of (a) the aggregate original issue price of $10,000 per share divided by (b) the conversion price of $2.51 per share. The Series I Preferred Stock and the Series J Preferred Stock are both subject to the optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the $10,000 stated value, plus any accrued, but unpaid dividends thereon. The Company's optional right of redemption is subject to each Series I Preferred Stock or Series J Preferred Stock holder's right to convert such preferred stock into voting or non-voting common stock, as the case may be, within ten business days after the Company's notice of redemption. The Series I Preferred Stock and the Series J Preferred Stock are also subject to the mandatory conversion by the Company into shares of the Company's voting or non-voting common stock, as the case may be, if the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $10.00 per share for a period of at least ninety consecutive trading days.

        Series 1999 Preferred Stock and Series 2000 Preferred Stock.    Each share of Series 1999 and Series 2000 Preferred Stock is convertible, in whole or in part, at any time at the option of the holder into a number of shares of voting or non-voting common stock of the company, as the case may be, equal to the quotient of (a) the aggregate original issue price of $10,000 per share divided by (b) the conversion price of $2.50 or $3.50, respectively. The Series 1999 Preferred Stock and the Series 2000 Preferred Stock are both subject to the optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the $10,000 stated value, plus any accrued, but unpaid dividends thereon. The Company's optional right of redemption is subject to each Series 1999 Preferred Stock or Series 2000 Preferred Stock holder's right to convert such preferred stock into voting or non-voting common stock, as the case may be, within ten business days after the Company's notice of Redemption. The Series 1999 Preferred Stock and the Series 2000 Preferred Stock are also subject to the mandatory conversion by the Company into shares of the Company's voting or non-voting common stock, as the case may be, if (a) the closing bid price of the Company's common stock on the NASDAQ Small Cap Market is at least $7.50 per share for a period of at least twenty consecutive trading days and (b) the trading volume of the common stock on the NASDAQ SmallCap Market is at least 50,000 shares per day as measured by NASDAQ during each of such twenty consecutive trading days. As of September 15, 2003 and December 31, 2002, there were no Series 2000 Preferred shares outstanding.

        Series 2003BPreferred Stock.    Each share of Series 2003B Preferred Stock is convertible into voting common stock on a share-for-share basis (i) when Axcess achieves a full quarter of positive earnings before interest, taxes depreciation and amortization or (ii) when the share price surpasses $3.75 based on the average closing per share price for the 20 trading days preceding.

Other Matters

        On July 30, 2002, the wife of Richard C.E. Morgan invested $100,000 in the Company, pursuant to the terms of a bridge financing agreement. Mrs. Morgan acquired a convertible promissory note in the principal amount of $100,000 and 25,000 unregistered shares of the Company's common stock. The Company agreed to use reasonable efforts to register the shares within sixty days of the transaction, and Mrs. Morgan agreed not to sell more than one-third of the shares in any calendar month. The Company and Mrs. Morgan made certain representations and warranties in the bridge financing agreement. The convertible promissory note bears interest at a rate of seven percent compounded annually. At each of July 30, 2003; July 30, 2004; and July 30, 2005, the holder may elect to convert one-third of the principal amount of the note (plus accrued interest thereon) into shares of the Company's common stock, provided that the Company has not, on or prior to each such conversion date, retired one-third of the principal amount of the Note. The conversion price initially is 65% of the average closing price of a share of the Company's common stock for the twenty trading days preceding the given anniversary date, provided that the maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share, and the conversion price is subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's shares of common stock. Subject to the holder's right to convert the note in accordance with its terms, the note may be prepaid without penalty.

        Richard C.E. Morgan, the Chairman of the Company's Board of Directors, is the owner of 41.5% of Antiope Partners, L.L.C., 41.643% of Amphion Partners, L.L.C., 49.5% of Amphion Investments, L.L.C., and, on a fully-diluted basis, 2.6258% of VennWorks, LLC. Mr. Morgan disclaims beneficial ownership of all of the Company's shares held by these entities.

        Robert J. Bertoldi, a director of the Company, is the owner of 23.5% of Antiope Partners, L.L.C., 23.5823% of Amphion Partners, L.L.C., 33.0% of Amphion Investments, L.L.C., and, on a fully-diluted basis, 0.5442% of VennWorks, LLC. Mr. Bertoldi disclaims beneficial ownership of all the Company's shares held by these entities.

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

        The Company's common shares trade on the over-the-counter bulletin board under the symbol AXSI.BB. Prior to September 2002, the Company's common stock traded on the NASDAQ SmallCap Market tier of the NASDAQ Stock Market under the symbol AXSI. The Company was notified in September of 2002 that it no longer qualified for the NASDAQ SmallCap minimum listing requirements. The table below sets forth high and low closing prices for the common stock during each of the periods indicated, as reported by NASDAQ. Such price quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	2003		2002		2001
QUARTER ENDED
	LOW	HIGH	LOW	HIGH	LOW	HIGH
March 31	$0.30	$0.88	$2.20	$4.36	$3.19	$5.50
June 30	0.56	2.55	0.93	2.50	3.52	5.75
September 30	2.20	2.85	1.00	1.98	3.25	6.10
December 31	—	—	0.25	1.01	3.50	8.45

        As of November 14, 2003, the Company had approximately 864 holders of record of voting common stock.

        The Company has not paid dividends on its common stock and does not anticipate the payment of cash dividends in the foreseeable future, as it contemplates retaining all earnings to finance the continued growth of the Company's business.

Equity Compensation Plans

        Information concerning the 2001 Equity Incentive Plan and the 1998 Directors Compensation Plan is presented in the table that follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,175,999	$3.20	974,001
Equity compensation plans not approved by security holders	—	—	—

Total	2,175,999	$3.20	974,001

Recent Sale of Unregistered Securities

        During the fourth quarter of 2003 Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Section 4(6) and a Section 4(2) private offering of Preferred Stock to accredited institutional investors. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The Preferred Stock is also subject to an automatic conversion provision. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

        In the second quarter of 2003, we raised $1,460,625 of additional working capital through an exempt The 2003 Preferred Stock had as one of its attributes a mandatory conversion if our common stock share price exceeded an average closing price of $2.00 for 20 days. During the month of June, the conversion price occurred and all 2003 Preferred Stock was converted into 2,050,001 shares of Axcess common stock.

        During 2002 and 2001, the Company issued unregistered securities in connection with each of the transactions described below. The issuance of the Preferred Stock, common stock and promissory notes were exempt from the registration requirements of the Securities Act by virtue of Sections 4(2) and 4(6) thereof as a transaction not involving a public offering and made solely to accredited investors. An appropriate restrictive legend was affixed to the stock certificates and warrants.

        On January 12, 2001, the Company entered into a 9.0% convertible demand note ("9% Demand Note") with VennWorks. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks. The borrowings are unsecured and are due and payable on demand by VennWorks. On March 30, 2001 VennWorks elected to convert $2,000,000 of demand note borrowings into 200 shares of Series 2000 non-voting Preferred Stock, leaving a balance of $16,106 under the 9% Demand Note outstanding at March 31, 2001. During the three months ended June 30, 2001, the Company borrowed an additional $1,070,000 under the 9% Demand Note. On June 29, 2001, VennWorks elected to convert $1,080,000 of the principal balance and $80,000 of accrued interest payable on this note into 116 shares of Series 2000 non-voting Preferred Stock, leaving a balance of $6,106 under this note outstanding at June 30, 2001. During the three months ended September 30, 2001, the Company borrowed an additional $600,000 under the 9% Demand Note. On September 28, 2001, VennWorks elected to convert $600,000 of the principal balance on this note into 60 shares of Series 2000 Non-Voting Preferred Stock, leaving a balance of $6,106 under this note outstanding at September 30, 2001. During the three months ended December 31, 2001, the Company borrowed an additional $797,149 under this note, leaving a balance of $803,255 under this note outstanding at December 31, 2001. No borrowings were made under this Note during the nine months ended September 30, 2003 and the year ended 2002. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $803,255 on this note.

        The Company entered into a 6.75% convertible note with VennWorks, LLC, dated February 14, 2002. During 2002, the Company borrowed $814,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks on terms yet to specified. The borrowings are unsecured and are due and payable on demand by VennWorks.

Amphion Ventures, L.P.

        On June 29, 2001, Amphion Ventures, L.P. elected to convert $580,000 of the outstanding balance and $140,000 of accrued interest on a 10% note payable, dated April 30, 1998, issued by the Company to Amphion Ventures, L.P. The borrowings and interest payable were converted into 72 shares of the Company's Series 2000 Non-Voting Preferred Stock.

        On September 28, 2001, the Amphion Group elected to convert (a) 306.25 shares of Series 2000 Non-Voting Preferred Stock with an issue price of $10,000 per share and a conversion price of $3.50 per share, into 875,000 shares of the Company's common stock; (b) 214 shares of Series J Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 535,000 shares of the Company's common stock; and (c) 556.55 shares of Series I Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 1,391,374 shares of the Company's common stock.

        On December 31, 2001, the Amphion Group elected to convert (a) 1,497.04 shares of Series 2000 Non-Voting Preferred Stock with an issue price of $10,000 per share and a conversion price of $3.50 per share, into 4,277,264 shares of the Company's common stock; (b) 1,783.34 shares of Series J

Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 5,095,254 shares of the Company's common stock; (c) 70,356 shares of Series A Preferred Stock with an issue price of $26 per share and a conversion price of $1.00 per share into 70,356 shares of the Company's common stock; (d) 64,410 shares of Series B Preferred Stock with an issue price of $28.40 per share and conversion price of $1.00 per share, into 64,410 shares of the Company's common stock and (e) 31,087 shares of Series C Preferred Stock with an issue price of $30.20 per share and a conversion price of $1.00 per share, into 31,087 shares of the Company's common stock.

        On November 14, 2001, the Company entered into a 4.5% convertible demand note with Amphion Ventures, L.P. During the three months ended December 31, 2001, the Company borrowed $300,000 under this note, leaving a balance of $300,000 outstanding at December 31, 2001. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures, L.P. The borrowings are unsecured and are due and payable on demand by Amphion Ventures, L.P.

        The Company entered into a 6.75% convertible note with Amphion Ventures, L.P. ("Amphion Ventures"), dated February 28, 2002. During 2002, the Company borrowed $1,255,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Ventures. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $1,255,000 on this note.

Amphion Investment, LLC

        The Company entered into a 6.75% convertible note with Amphion Investments, LLC, dated January 25, 2002. During the nine months ended September 30, 2002, the Company borrowed $355,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Investments on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Investments. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $355,000 on this note.

IVEX Asset Purchase

        Effective November 30, 2001, the Company completed its acquisition of certain of the assets of IVEX Corporation ("IVEX"), a privately held corporation engaged in the design, manufacture and marketing of video security technology and video storage products. The purchase price for the assets included 148,000 shares of the Company's common stock.

EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by the Company's Chief Executive Officer and the Company's two other most highly compensated executive officers (whose annualized compensation exceeded $100,000) (collectively called the "named executive officers"), for services rendered in all capacities to the Company during the fiscal years ended December 31, 2002 and 2001.

        Summary Compensation Table

			Annual Compensation			Long-Term Compensation
							All Other Compensation
Name and Principal Positions			Salary ($)	Bonus ($)		Securities Underlying Options (#)
	Year						($)(1)
Allan Griebenow President and Chief Executive Officer	2002 2001	(2)	182,090 230,009	— —		85,000 150,392	— 4,250
Allan L. Frank Vice President, Secretary and Chief Financial Officer	2002 2001	(3,4)	103,039 —	— —		285,000 —	— —
Michael Uremovich Vice President of Sales	2002 2001	(5)	109,314 138,080	— 28,099	(6)	35,000 50,132	— 1,662

(1)
Represents the Company's contributions to 401(k) plans.

(2)
Includes $14,374 of accrued salary expense that the Company has not paid. However, it does not include the period Mr. Griebenow was furloughed. The Company furloughed all of its employees without compensation from October 16, 2002 through December 31, 2002.

(3)
Represents compensation earned from March 2002, when Mr. Frank joined the Company.

(4)
Includes $11,249 of accrued salary expense that the Company has not paid. However, it does not include the period Mr. Frank was furloughed. The Company furloughed all of its employees without compensation from October 16, 2002 through December 31, 2002.

(5)
Includes $8,629 of accrued salary expense that the Company has not paid. However, it does not include the period Mr. Uremovich was furloughed. The Company furloughed all of its employees without compensation from October 16, 2002 through December 31, 2002. Mr. Uremovich resigned his position as of April 1, 2003.

(6)
Represents commission based compensation based upon company revenues.

Stock Option Grants in 2002 to the Company's Named Executive Officers

        The following table provides information regarding the stock options granted by us to the named executive officers during the fiscal year ended December 31, 2002. Other than those persons listed in the following table, we did not grant any stock options to any other named executive officers. One-fourth of each of the options listed in the table below vests on the anniversary date of the option grant, beginning on the first anniversary of the date of the option grant, through the fourth anniversary of the date of the option grant.

	Option Grants in Last Fiscal Year Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees	Exercise or Base Price ($/Sh)(1)	Expiration Date
Allan Griebenow	85,000	9%	1.70	06/05/2012
Allan L. Frank	200,000	20%	3.00	03/23/2012
Allan L. Frank	85,000	9%	1.70	06/05/2012
Michael Uremovich	35,000	4%	1.70	06/05/2012

(1)
The exercise price is equal to the closing price of the Common Stock on the date of the grant.

Aggregate Option Exercises in 2002 by the Company's Executive Officers

        The following table provides information as to options exercised, if any, by each of the named executive officers in 2002 and the value of options held by those officers at year-end measured in terms of the last reported sale price for the shares of the Company's Voting Common Stock on December 31, 2002 ($0.52 as reported on the Over-The-Counter Bulletin Board).

			Number of Securities Underlying Unexercised Options at December 31, 2002
					Value of Unexercised In-the-Money Options at December 31, 2002
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Allan Griebenow	—	$—	437,154	372,349	$—	$—
Allan L. Frank	—	$—	—	285,000	$—	$—
Michael Uremovich	—	$—	125,718	130,784	$—	$—

Compensation of the Company's Directors

        The current policy of Axcess is to pay each director who is not employed by us and who does not beneficially own more than five percent of the shares of common stock outstanding the compensation set forth in the Director Compensation Plan. Under the Director Compensation Plan, each eligible director receives an annual grant of 10,000 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock at the time the option is granted. The annual grant customarily takes place shortly after each annual meeting of our stockholders. All new board members receive 50,000 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock on the date the board member is elected by our stockholders. All new board members will also be eligible to receive the annual grant. We have temporarily suspended paying any cash to eligible directors for preparing and attending meetings of directors and committees until we report quarterly net earnings. Once we have reported net earnings for a fiscal quarter, we will reconsider paying additional cash consideration to eligible directors. While directors do not receive additional compensation for attending meetings, we pay ordinary and necessary out-of-pocket expenses for directors to attend board and committee meetings. Directors who are officers or employees of the Company receive no fees for service on the board or committees thereof.

Employment Agreement With Mr. Griebenow

        On July 16, 1999, the Company entered into an agreement with Allan Griebenow, under which Mr. Griebenow agreed to be the Company's president and chief executive officer. The agreement provides that Mr. Griebenow will receive a salary equal to $17,917 per month, a bonus payable within 90 days after the end of the Company's fiscal year of up to 30% of his base salary, and option grants to acquire 450,000 shares of our common stock. Mr. Griebenow is essentially an "at will" employee of the Company and may be terminated upon thirty days' notice. If the Company terminates Mr. Griebenow's employment at any time without cause, as defined in the employment agreement, then Mr. Griebenow will be entitled to continue to receive his then current salary for the six-month period following his termination.

FINANCIAL STATEMENTS

REPORT OF HEIN + ASSOCIATES LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders AXCESS Inc.

        We have audited the accompanying consolidated balance sheet of AXCESS Inc. (the Company) as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AXCESS Inc., at December 31, 2002, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's working capital deficiency and recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about its ability to continue as a going concern. If the Company is unable to generate profitable operations or raise additional capital it may be forced to seek protection under federal bankruptcy laws. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HEIN + ASSOCIATES LLP

March 6, 2003
Dallas, Texas

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders AXCESS International Inc.

        We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 of Axcess International, Inc. formerly Axcess, Inc. (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders' equity (deficit), and cash flows of Axcess International, Inc. for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's working capital deficiency and recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

April 10, 2002
Dallas, Texas

AXCESS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$300,256	$33,249
Restricted Cash	—	140,000
Accounts receivable—trade, net of allowance for doubtful accounts	74,999	85,379
Inventory	146,000	231,619
Prepaid expenses and other	198,268	93,944

Total current assets	719,523	584,191
Property, plant and equipment, net	87,349	213,794
Intellectual property, net	224,089	447,245
Other assets	595	29,384

Total assets	$1,031,556	$1,274,614

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,161,445	$1,404,060
Other accrued liabilities	1,826,585	1,501,727
Restricted cash for future funding	—	140,000
Notes payable:
Stockholders, includes $6,477,979 in default in 2002 and 2003 (unaudited)	10,405,227	10,405,227
Other	83,993	65,844
Dividends payable	756,180	455,285

Total current liabilities	14,233,430	13,972,143

Note payable to stockholder	1,288,333	1,000,000
Discount on convertible debt	(840,282)	(956,148)

Total liabilities	14,681,481	14,015,995

Stockholders' equity (deficit):
Convertible preferred stock, 7,000,000 shares authorized; 11,976 shares issued and outstanding in 2003 (unaudited) and 2002; $4,872,847 aggregate liquidation preference in 2003 (unaudited) and 2002	4,872,847	4,872,847
Common stock, $.01 par value, 50,000,000 shares authorized in 2003 (unaudited) and 2002; 19,446,028 shares issued and outstanding in 2003 (unaudited) and 16,566,148 shares issued and outstanding in 2002	194,461	165,662
Non-voting convertible common stock, $.01 par value, 2,250,000 shares authorized; no shares issued or outstanding in 2003 (unaudited) or 2002, convertible into common stock on a one for one share basis	—	—
Additional paid-in capital	126,054,368	123,768,261
Note receivable and accrued interest due from stockholder	(4,711,915)	(4,711,915)
Accumulated deficit	(140,059,686)	(136,836,236)

Total stockholders' deficit	(13,649,925)	(12,741,381)

Total liabilities and stockholders' deficit	$1,031,556	$1,274,614

AXCESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2003	2002	2002	2001
	(unaudited)
Sales	$717,572	$1,289,431	$1,596,221	$2,696,404
Cost of sales	448,964	873,962	1,078,518	1,991,355
Inventory impairment	98,428	134,483	134,483	321,817

Gross profit	170,180	280,986	383,220	383,232
Expenses:
Research and development	458,199	1,427,244	1,632,385	2,355,269
Acquired in-process research and development	—	—	—	336,029
General and administrative	965,828	1,186,229	1,568,969	2,043,914
Selling and marketing	203,984	947,356	1,072,425	2,432,105
Depreciation and amortization	336,462	443,780	566,264	4,357,121

Operating expenses	1,964,473	4,004,609	4,840,043	11,524,438

Loss from operations	(1,794,293)	(3,723,623)	(4,456,823)	(11,141,206)
Other income (expense):
Interest expense	(794,387)	(944,425)	(1,152,898)	(1,382,163)
Interest income	—	242,667	—	327,037
Other	140,980	33,983	8,587	(433)

Other expense, net	(653,407)	(667,775)	(1,144,311)	(1,055,559)

Net loss	(2,447,700)	(4,391,398)	(5,601,134)	(12,196,765)

Preferred stock dividend requirements	(775,750)	(362,672)	(430,003)	(7,016,234)

Net loss applicable to common stock	$(3,223,450)	$(4,754,070)	$(6,031,137)	$(19,212,999)

Basic and diluted net loss per share	$(0.18)	$(0.30)	$(0.37)	$(4.57)

Weighted average shares of common stock outstanding	17,964,124	15,986,193	16,132,374	4,201,253

See accompanying notes to financial statements.

AXCESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
NINE MONTHS ENDED SEPTEMBER 30, 2003 and YEARS ENDED DECEMBER 31, 2002 and 2001

	CONVERTIBLE PREFERRED STOCK		COMMON STOCK		NON-VOTING CONVERTIBLE COMMON STOCK
	NUMBER OF SHARES	PAR VALUE	NUMBER OF SHARES	PAR VALUE	NUMBER OF SHARES	PAR VALUE	ADDITIONAL PAID-IN CAPITAL
Balance at December 31, 2000	165,187	$45,233,025	3,466,486	$34,665	112,492	$1,125	$69,490,368
Issuance of Series A, Series B and Series C Preferred stock for dividends payable	16,263	452,167	—	—	—	—	—
Issuance of Series I and Series J Preferred stock for dividends payable	211	2,093,809	—	—	—	—	—
Issuance of Series 1999 and 2000 Preferred stock for dividends payable	131	1,302,992	—	—	—	—	—
Issuance of Series 2000 Preferred stock for 10% note payable and interest due to stockholder	376	3,760,000	—	—	—	—	—
Issuance of Series 2000 Preferred stock for 10% Note payable and interest due stockholder	72	720,000	—	—	—	—	—
Conversion of preferred stock into common Stock	(170,212)	(48,169,146)	12,339,745	123,398	—	—	48,045,748
Warrants issued with convertible debt	—	—	—	—	—	—	656,254
Common stock issuable pursuant to asset purchase agreement with IVEX	—	—	—	—	—	—	—
Reclassification of note receivable and accrued interest due from stockholder	—	—	—	—	—	—	—
Interest on note receivable due from stockholder	—	—	—	—	—	—	—
Issuance of common stock exercise of stock options	—	—	41,948	419	—	—	109,027
Preferred stock dividends	—	—	—	—	—	—	3,145,665
Net loss	—	—	—	—	—	—	—

Balance at December 31, 2001	12,028	5,392,847	15,848,179	158,482	112,492	1,125	121,447,062
Conversion of Preferred Series I	(52)	(520,000)	207,477	2,075	—	—	517,925
Conversion of Non-Voting Convertible Common Stock	—	—	112,492	1,125	(112,492)	(1,125)	—
Common Stock issued pursuant to asset purchase of IVEX	—	—	148,000	1,480	—	—	590,520
Shares issued in conjunction with convertible debt offering	—	—	250,000	2,500	—	—	—
Debt discount in conjunction with convertible debt offering	—	—	—	—	—	—	952,500
Capital contribution of employees salaries for the fourth quarter of 2002	—	—	—	—	—	—	251,054
Warrants issued for extension of debt	—	—	—	—	—	—	9,200
Preferred stock dividends	—	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—	—

Balance at December 31, 2002	11,976	$4,872,847	16,566,148	$165,662	—	$—	$123,768,261
Shares issued in conjunction with convertible debt offering (unaudited)	—	—	272,500	2,725	—	—	224,259
Shares issued in conjunction with 2003 Preferred equity offering (unaudited)	2,050,001	20,500	315,000	3,150	—	—	1,436,975
Warrants issued in connection with Preferred Stock Offering (unaudited)	—	—	—	—	—	—	474,855
Conversion of 2003 Preferred stock (unaudited)	(2,050,001)	(20,500)	2,050,001	20,500	—	—	—
Shares issued for services rendered (unaudited)	—	—	200,000	2,000	—	—	78,000
Preferred Stock dividends (unaudited)	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options (unaudited)	—	—	30,750	308	—	—	51,968
Conversion of Convertible note (unaudited)	—	—	11,629	116	—	—	20,050
Net loss (unaudited)	—	—	—	—	—	—	—

Balance at September 30, 2003 (unaudited)	11,976	$4,872,847	19,446,028	$194,461	—	$—	$126,054,368

	COMMON STOCK ISSUABLE	DUE FROM STOCKHOLDERS	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS' EQUITY (DEFICIT)
Balance at December 31, 2000	$—	$—	$(111,592,100)	$3,167,083
Issuance of Series A, Series B and Series C Preferred stock for dividends payable	—	—	—	452,167
Issuance of Series I and Series J Preferred preferred stock for dividends payable	—	—	—	2,093,809
Issuance of Series 1999 and 2000 Preferred preferred stock for dividends payable	—	—	—	1,302,992
Issuance of Series 2000 Preferred Stock for 10% note payable and interest due to stockholder	—	—	—	3,760,000
Issuance of Series 2000 Preferred Stock for 10% note payable and interest due stockholder	—	—	—	720,000
Conversion of preferred stock into common stock	—	—	—	—
Warrants issued with convertible debt	—	—	—	656,254
Common stock issuable pursuant to asset purchase agreement with IVEX	592,000	—	—	592,000
Reclassification of note receivable and accrued interest due from stockholder	—	(4,388,359)	—	(4,388,359)
Interest on note receivable due from stockholder	—	(323,556)	—	(323,556)
Issuance of common stock exercise of stock options	—	—	—	109,446
Preferred stock dividends	—	—	(7,016,234)	(3,870,569)
Net loss	—	—	(12,196,765)	(12,196,765)

Balance at December 31, 2001	$592,000	(4,711,915)	(130,805,099)	(7,925,498)
Conversion of Preferred Series I	—	—	—	—
Conversion of Non-Voting Convertible Common Stock	—	—	—	—
Common Stock issued pursuant to asset purchase of IVEX	(592,000)	—	—	—
Shares issued in conjunction with convertible debt offering	—	—	—	2,500
Debt discount in conjunction with convertible debt offering	—	—	—	952,500
Capital contribution of employees salaries for the fourth quarter of 2002	—	—	—	251,054
Warrants issued for extension of debt	9,200
Preferred stock dividends	—	—	(430,003)	(430,003)
Net loss	—	—	(5,601,134)	(5,601,134)

Balance at December 31, 2002	$—	$(4,711,915)	$(136,836,236)	$(12,741,381)
Shares issued in conjunction with convertible debt offering (unaudited)	—	—	—	226,984
Shares issued in conjunction with 2003 Preferred equity offering (unaudited)	—	—	—	1,460,625
Warrants issued in connection with Preferred Stock Offering (unaudited)	—	—	—	474,855
Conversion of 2003 Preferred stock (unaudited)	—	—	—	—
Shares issued for services rendered (unaudited)	—	—	—	80,000
Preferred Stock dividends (unaudited)	—	—	(775,750)	(775,750)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	—	52,276
Conversion of Convertible note (unaudited)	—	—	—	20,166
Net loss (unaudited)	—	—	(2,447,700)	(2,447,700)

Balance at September 30, 2003 (unaudited)	$—	$(4,711,915)	$(140,059,686)	$(13,649,925)

See accompanying notes

AXCESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2003	2002	2002	2001
	Unaudited
Cash flows from operating activities:
Net loss	$(2,447,700)	$(4,391,398)	$(5,601,134)	$(12,196,765)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation, amortization and impairment	336,462	443,780	566,264	4,357,121
Acquired in-process research and development	—	—	—	336,029
Amortization of financing discount and issuance costs	348,449	588,429	608,809	330,854
Capital contribution of employees' salaries	—	—	251,054	—
Shares issued for services rendered	80,000	—	—	—
Interest income earned but not received	—	(242,666)	—	—
Loss on disposal of assets	13,139	26,202	26,202	—
Inventory impairment	98,428	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	10,380	(56,503)	72,900	51,514
Inventory	12,809	426,175	467,439	614,364
Prepaid expenses and other	(109,922)	137,577	44,035	389,024
Other assets	28,789	(150)	(150)	5,482
Accounts payable	(239,117)	(438,622)	(446,536)	761,442
Other liabilities	299,240	458,259	777,959	259,481

Net cash used by operating activities	(1,569,043)	(3,048,917)	(3,233,158)	(5,091,454)
Cash flow from investing activities:
Proceeds from asset sales	—	11,016	11,016	—
Capital expenditures	—	(686)	(2,348)	(111,878)
Increase in restricted cash	—	—	(140,000)	—

Net cash increased by investing activities	—	10,330	(131,332)	(111,878)
Cash flow from financing activities:
Borrowings under financing agreements	305,000	3,379,000	3,518,810	4,692,149
Net proceeds (payments) on short-term financing agreements	18,149	(108,702)	(121,071)	(52,638)
Net proceeds from exercise of employee stock options	52,276	—	—	—
Net proceeds from issuance of common and preferred stock	1,460,625	—	—	109,447

Net cash provided by financing activities	1,836,050	3,270,298	3,397,739	4,748,958
Net increase in cash and cash equivalents	267,007	231,711	33,249	(454,374)
Cash and cash equivalents, beginning of period	33,249	—	—	454,374

Cash and cash equivalents, end of period	300,256	231,711	33,249	—

Supplemental information:
Cash paid during the year for interest	$3,078	$3,123	$3,328	$1,771

See accompanying notes to financial statements.

AXCESS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
(the period subsequent to December 31, 2002 is unaudited)

(1)
Summary of Significant Accounting Policies
(a)
Description of Business

        The Company provides advanced security and asset management systems, which locate, identify, track, monitor and protect assets. The main applications of the Company's systems are security video through closed circuit television (called CCTV), personnel and vehicle access control, and automatic asset tracking and protection. The Company provides solutions in the recently identified homeland security markets such as air and ground transportation, water treatment facilities, oil and gas, power plants, as well as in the markets for data centers, retail / convenience stores, education, healthcare, and corporate offices. AXCESS utilizes two patented and integrated technologies: network-based radio frequency identification (RFID) and tagging and streaming video. Both application and browser-based software options deliver critical real-time information tailored to each end user via the enterprise network or Internet, also providing custom alerts in the form of streaming video, e-mail, or messages delivered to wireless devices.

        The Company's business plan for 2003 is predicated principally upon the successful marketing of its RFID and digital video products. During 2002, operating activities utilized approximately $3.2 million of cash. During the second quarter of 2003 the Company raised a net of $1,460,625 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. During the fourth quarter of 2003 the Company raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The Preferred Stock is also subject to an automatic conversion provision. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants. However, even with the additional funding, the Company anticipates that its existing working capital resources and revenues from operations will not be adequate to satisfy its funding requirements in 2003.

        The future results of operations and financial condition of the Company will be impacted by the following factors, among others: changes from anticipated levels of sales, access to capital, future national or regional economic and competitive conditions, changes in relationships with customers, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, validity of patents, technological change, dependence on key personnel, availability of key component parts, dependence on third party manufacturers, vendors, contractors, product liability, casualty to or other disruption of the production facilities, delays and disruptions in the shipment of the Company's products, and the ability of the Company to meet its stated business goals.

        If the Company's losses or lack of operating capital continue, the Company will have to obtain funds to meet its cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or the Company may be required to curtail its operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to the Company or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.

  (b)
  Company Organization and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The Company has received working capital in various forms from Amphion Ventures, L. P. and affiliates of Amphion Ventures, L. P. including Amphion Partners, Amphion Investments LLC, Antiope Partners, VennWorks LLC (formerly incuVest LLC), Amphion Capital Management, and NVW, LLC (collectively, the "Amphion Group"). Following the conversion of the 2003 preferred stock held by the Amphion Group into common stock in 2003, the Amphion Group owns approximately 70% of the outstanding voting stock of the Company.

  (c)
  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. As discussed below, the Company makes significant assumptions in recording its allowance for doubtful accounts, inventory valuation, impairment of long-lived assets, warranty costs and the valuation allowance for deferred tax assets. Actual results could differ from those estimates, and the differences may be significant.

  (d)
  Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (e)
  Inventory

        Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory was comprised of the following at September 30, 2003 and December 31, 2002:

	September 30, 2003	December 31, 2002
	(unaudited)
Raw materials	$74,726	$162,806
Work-in-process	3,469	3,370
Finished goods	67,805	65,443

	$146,000	$231,619

  (f)
  Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project, which it deems completion to be probable, and that the project will be used to perform the function intended. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. The Company currently has no capitalized software development on its books.

  (g)
  Intangible Assets

        Intangible assets, which consist primarily of patents and developed technologies, have been recorded as the result of acquisitions of business and developed technologies and are being amortized on the straight-line basis over five years.

  (h)
  Impairment of Long-Lived Assets-and Long-Lived Assets to Be Disposed Of

        Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated-by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets based on estimated future cash flows. Assets to be disposed of are reported at the lower of-the carrying amount or fair value less costs to sell. Revenues from the sale of products utilizing the Company's purchased technologies have not grown according to our expectations and the Company has experienced operating losses since the respective dates of acquisition. As a result, the Company recorded an impairment charge of $2,797,063 in the fourth quarter of 2001 representing the amount by which the carrying amount of the intangible assets exceeded their estimated fair values. The Company believes that assumptions made in projecting future cash flows for this evaluation are reasonable. However, if future actual results do not meet expectations, the Company may be required to record an additional impairment charge, the amount of which could be material to the results of its operations and financial position. During the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002 the Company recorded no impairment charges.

  (i)
  Financial Instruments

        Financial instruments that potentially subject the Company to concentrations of credit risk consists primarily of trade accounts receivable and notes receivable. Products are sold to customers, including distributors and integrators, located principally in the United States. The Company continually evaluates the creditworthiness of its customers' financial condition and generally does not require collateral. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations to us, the Company records a specific reserve for bad debts against amounts due. The Company has not experienced significant losses on uncollectible accounts receivable.

        The carrying amounts of cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value because of the short-term maturity of these instruments.

  (j)
  Revenue Recognition

        The Company recognizes revenue on sales of its products when the products are shipped from the Company. Company policy does not allow customers to return products for credit. The Company currently provides a one-year warranty on all products. Provision is made at the time the related revenue is recognized for estimated product repair costs.

        The components of cost of sales are summarized as follows:

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2003	2002	2002	2001
	(unaudited)
Product Cost	$426,182	$854,510	$1,051,205	$1,911,352
Warranty Expense	22,782	19,452	27,313	80,003
Inventory Impairment	98,428	134,483	134,483	321,817

Cost of Sales	$547,392	$1,008,445	$1,213,001	$2,313,172

  (k)
  Research and Development Costs

        Research and development costs are expensed as incurred. The Company capitalizes certain costs incurred during an internal-use software development project, including costs related to applications, infrastructure and graphics developments. Capitalizable costs consist of (a) certain external direct cost of materials and services incurred in developing or obtaining internal-use computer software, (b) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project and (c) interest cost incurred. Costs that are considered to be related to research and development activities are incurred during the preliminary project stage, or for data conversion activities, training, maintenance and general administrative or overhead costs are expensed as incurred. Costs that cannot be separated between maintenance of, and relatively minor upgrades and enhancements to, the Company's internally developed software are also expensed as incurred.

  (l)
  Depreciation and Amortization

        Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lives of the respective assets. Internally developed software and purchased technologies (Note 6) are amortized over the estimated useful lives of the respective technology.

  (m)
  Stock-Based Compensation

        The Company accounts for its stock-based compensation plan under Accounting Principles Board ("ABP") Opinion No. 25, Accounting for Stock Issued to Employees. The pro forma information below is based on provisions of Statement of Financial Accounting Standard ("FAS") No. 123, Accounting for Stock-Based Compensation, as amended by FAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, issued in December 2002.

        The Company does not have a history of paying cash dividends and none have been assumed in estimating the fair value of its options.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because, among other things, changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods.

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2003	2002	2002	2001
Pro forma impact of fair value method (FAS 148)
Reported net loss attributed to common stock	$(3,223,450)	$(4,754,070)	$(6,031,137)	$(19,212,999)
Less: fair value of employee stock compensation	(327,938)	(140,992)	(318,689)	(1,130,303)

Pro forma net loss attributed to common stock	(3,551,388)	(4,895,062)	(6,349,826)	(20,343,302)

Loss per common share
Basic and diluted net loss per share—as reported	$(0.18)	$(0.30)	$(0.37)	$(4.57)
Basic and diluted net loss per share—pro forma	$(0.20)	$(0.31)	$(0.39)	$(4.84)
Weighted average Black-Scholes fair value assumptions
Risk free interest rate	5.00%	5.00%	5.00%	4.65%
Expected life	10 years	10 years	10 years	5 years
Expected volatility	88%-92%	88%-92%	88%-92%	84%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
  (n)
  Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (o)
  Net Loss Per Common Share

        Basic loss per share data is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding during the year. Diluted earnings per share, which includes the dilutive effect of the conversion of convertible preferred stock and the convertible debt and exercise of options and warrants has not been presented because, due to the net losses recorded by the Company for all periods presented, their inclusion would be antidilutive. Conversion of convertible preferred stock, convertible debt and the exercise of options and warrants would result in 29,445,501 and 22,674,154 common shares outstanding at September 30, 2003 and 2002, respectively. Conversion of convertible preferred stock, convertible debt and the exercise of options and warrants would result in 23,339,121 and 22,204,177 common shares outstanding at December 31, 2002 and 2001, respectively.

  (p)
  Segment Reporting

        The Company operates in one-industry segment selling two primary product lines, digital video and RFID. Sales, cost of sales and gross profits for each product line are as follows:

	Digital Video		RFID
Twelve Months Ended December 31:	2002	2001	2002	2001
Sales	$954,411	$1,939,898	$641,810	$756,506
Cost of Sales	655,459	1,443,948	423,059	547,407
Inventory Impairment	59,190	178,352	75,293	143,465

Gross Profit	$239,762	$317,598	$143,458	$65,634

	Digital Video		RFID
Nine Months Ended September 30 (unaudited):	2003	2002	2003	2002
Sales	$298,582	$711,361	$418,990	$578,070
Cost of Sales	168,374	493,514	280,590	380,447
Inventory Impairment	75,006	59,190	23,422	75,293

Gross Profit	$55,208	$158,656	$114,972	$122,330

  (q)
  Significant Customers

        During the twelve months ended December 31, 2002 the Company had four customers that accounted for 49% of the overall revenue, two customers accounted for 56% of the digital video product sales and four customers accounted for 44% of the RFID product sales. During the twelve months ended 2001, the Company had one customer that accounted for 49% of the Company's overall revenue and 92% of the digital video product sales and four customers accounted for 51% of the RFID product sales.

        During the nine months ended September 30, 2003 the Company had three customers that accounted for 34% of the overall revenue, three customers accounted for 70% of the digital video product sales and two customers accounted for 28% of the RFID product sales. During the nine months ended September 30, 2002 the Company had two customers that accounted for 39% of the overall revenue, three customers accounted for 72% of the digital video product sales and three customers accounted for 39% of the RFID product sales.

  (r)
  Interim Financial Information

        The accompanying interim financial information as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary for fairly presenting the financial position as of September 30, 2003 and results of operations and cash flows of the Company for the nine months ended September 30, 2003 and 2002.

  (s)
  Recent Accounting Pronouncements

        SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a significant impact on its financial position or results of operations.

        The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, in November 2002 and FIN No. 46, Consolidation of variable Interest Entities, in January 2003. FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002; however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. Management does not believe the adoption of FIN No. 46 will have a material impact on its financial position or results of operations.

(2)
Operations, Liquidity and Going Concern

        Since inception, the Company has utilized the proceeds from a number of public and private sales of its equity securities, the exercise of options and warrants and more recently, convertible debt and short-term bridge loans from stockholders to meet its working capital requirements. At September 30, 2003, the Company had a working capital deficit of $13,513,907.

        The Company's operations continued to generate losses in 2003. The Company's cash increased $267,007 during the nine months ended September 30, 2003 with operating activities using $1,569,043 of cash. The Company funded operations primarily through borrowings from Amphion and other accredited investors and proceeds from the 2003 Preferred stock issued to accredited investors with financing activities providing net cash of $1,836,050. No assurance can be given that such sources will continue to provide funding to the Company. The Company's business plan for 2003 is predicated principally upon the successful marketing of its RFID and digital video products. The Company anticipates that its existing working capital resources and revenues from operations will not be adequate to satisfy its funding requirements in 2003. During the second quarter of 2003 the Company raised a net of $1,460,625 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. During the fourth quarter of 2003 the Company raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The Preferred Stock is also subject to an automatic conversion provision. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

        The Company's working capital requirements depend upon many factors, including the extent and timing of the Company's product sales, the Company's operating results, the status of competitive products, and actual expenditures and revenues compared to its business plan. The Company is currently experiencing declining liquidity, including negative working capital balances, losses from operations and negative cash flows, which makes it difficult for the Company to meet its current cash requirements, including payments to vendors, and may jeopardize the Company's ability to continue as a going concern. The Company intends to address its liquidity problems by controlling costs, seeking additional funding (through capital raising transactions and business alliances) and maintaining focus on revenues and collections.

        If the Company's losses or lack of operating capital continue, the Company will have to obtain funds to meet its cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or the Company may be required to curtail its operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to the Company or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.

(3)
Acquisition of IVEX Assets and In-Process Research and Development

        Effective November 30, 2001 the Company acquired certain property and equipment and the rights to certain digital video intellectual property rights from IVEX, Inc., an investee of the Amphion Group, in exchange for 148,000 shares of the Company's common stock. The aggregated purchase price of $592,000 was allocated to the property and equipment acquired and to in-process research and development as follows:

Property and equipment	$197,552
In-process research and development	336,029
Inventory	68,419
Accounts payable	(10,000)

$592,000

        The cost of acquiring the intellectual property rights of $336,029 was expensed at the date of the acquisition because the acquired research and development had no alternative future uses and had not reached technological feasibility based on the status of design and development activities that required further refinement and testing before it can be incorporated into future releases of the Company's digital video products. The Company completed the development and integration of the initial application of this technology in its products in 2002.

(4)
Prepaid Expenses and Other Current Assets

        Prepaid expenses and other consists of the following:

	September 30, 2003	December 31, 2002
	(unaudited)
Prepaid insurance	$195,883	$87,811
Prepaid interest	2,384	6,133
Prepaid other	—	—

	$198,267	$93,944

        Prepaid interest results from the warrants issued in connection with the extension of the J.P. Morgan note payable (See Note 10), and interest on short-term financing agreement relating to insurance.

(5)
Property, Plant and Equipment

        Property, plant and equipment consists of the following:

	September 30, 2003	December 31, 2002	Amortization/ Depreciation Period
	(unaudited)
Leasehold improvements	$66,435	$80,775	Lease term
Machinery and equipment	1,740,334	1,742,463	5 years
Furniture and fixtures	128,675	147,800	5 to 10 years

	1,935,444	1,971,038
Accumulated depreciation and amortization	(1,848,095)	(1,757,244)

Property, plant and equipment, net	$87,349	$213,794

        Depreciation totaled $113,306 and $220,624 for the nine months ended September 30, 2003 and 2002. Depreciation totaled $268,723 and $240,113 during 2002 and 2001, respectively.

(6)
Intellectual property

        Intellectual property consists of the following:

	September 30, 2003	December 31, 2002	Useful Lives	Weighted Average Remaining Useful Lives at December 31, 2002
	(unaudited)
Purchased RFID technology	$1,714,449	$1,714,449	5 years	—
Purchased video technology	5,087,483	5,087,483	5 years	1.5 years
Internally developed software	350,337	350,337	5 years	—

	7,152,269	7,152,269
Accumulated amortization and impairment	(6,928,180)	(6,407,482)

Intellectual property, net	$224,089	$744,787

        The following table sets forth the estimated amortization expense on the intellectual property for the fiscal years ended December 31:

2003	$298,260
2004	148,985

Total	$447,245

        The video technology was acquired in 1999 and consists of proprietary digital video compression technology used in video and CCTV products as well as the related U.S. and international patent rights.

        The RFID technology was acquired in 1998 and includes a patent, trade secret rights software, hardware, product designs and all other technical information necessary for the Company to manufacture and market radio frequency identification products in the areas of access control and asset management. Up to an aggregate of an additional $6,000,000 is payable by the Company to the sellers of the RFID technology only if certain net operating profit targets are realized during each of the five years following the acquisition date. Such payments would be treated as additional cost of the RFID technology, if and when paid, and amortized over the remaining economic life of the technology. At September 30, 2003 and December 31, 2002, no additional consideration was due to the sellers.

        Internally developed software costs were capitalized once the technological feasibility was achieved. These costs are reviewed for recoverability based on the expected future cash flows to be generated.

        Amortization expense of intellectual property totaled $223,156 and $223,156 for the nine months ended September 30, 2003 and 2002, respectively. Amortization expense of intellectual property totaled $297,542 and $1,319,945 during 2002 and 2001, respectively. In addition, the Company recorded an impairment charge of $2,797,063 in the fourth quarter of 2001, representing the amount by which the carrying amount of the intangible assets exceeded their estimated fair value. See Note 1.

(7)   Accrued Liabilities

        Accrued liabilities consist of the following:

	September 30, 2003	December 31, 2002
	(Unaudited)
Accrued vacation	$141,961	$147,044
Accrued interest payable	1,397,761	963,827
Accrued legal costs, litigation settlements and other	286,863	390,856

	$1,826,585	$1,501,727

(8)   Note Receivable and Accrued Interest due from Stockholder

        The note receivable and related accrued interest is due from Amphion Ventures L.P. ("Amphion Ventures"), interest is due at 8% per annum, payable quarterly. The Company has assigned all payments of principal under this note receivable to Prism Video, Inc. ("Prism") until the balance of the note receivable is paid in full or until the balance due under the note payable to Prism (Note 10) is paid in full, whichever occurs first. Amphion Ventures did not make its required payments under this note during 2001 or 2002. Accordingly, the note receivable and accrued interest was reclassified in the accompanying balance sheets at September 30, 2003 and December 31, 2002 as a reduction of stockholders' equity due to the Amphion Group's controlling voting interest in the Company (Note 1) and the uncertainty as to the timing of repayment. The note was due March 31, 2002 and has not been paid. The Company stopped accruing interest income in 2002.

        The Company has also reached a tentative agreement with the Amphion Ventures LP with regards to certain notes between the Parties. Currently, Axcess is indebted to Amphion Ventures LP for $5,467,069 of principal and accrued interest. Amphion Ventures LP currently owes Axcess $5,228,256 of note receivable and accrued interest. The Parties have agreed, subjected to their Board of Directors approval that the above-described notes will be set off against each other there by reducing the debt owed Amphion by Axcess to $238,813. Amphion Ventures has also agreed to convert the remaining $238,813 of demand notes and accrued interest into 318,417 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates reaching an agreement during the fourth quarter. However, no assurances can be made that the Company will be able to reach a definitive agreement and that the terms will be favorable.

(9)   Lease Obligations

        The Company leases its office space and certain equipment under operating leases. The rental expense recorded for operating leases for the nine-month period through September 30, 2003 and September 30, 2002 was $212,027 and $86,728, respectively. Annual rental expense recorded for operating leases was $259,676 and $251,038 for the years ended December 31, 2002 and 2001, respectively. At December 31, 2002, future minimum lease payments on operating leases were as follows:

2003	$74,613
2004	74,618
2005	49,742

$198,968

        During the nine months ended September 30, 2003 the Company was successful in terminating the lease for the California facility and has no further obligation under this lease.

(10) Notes Payable to Stockholders

        Notes payable consist of the following:

	September 30, 2003	December 31, 2002
	(Unaudited)
Due to stockholders:
Amphion Convertible Note	$2,477,979	$2,477,979
Non interest bearing note, due December 31, 2002, discounted at 10.00%	4,000,000	4,000,000
Note Purchase Agreement	400,000	400,000
9.00% demand note payable to VennWorks	803,255	803,255
7.00% convertible debt	1,283,333	1,000,000
Discount relating to 7.00% convertible debt	(840,282)	(956,148)
6.75% demand note payable to Amphion Ventures	1,255,000	1,255,000
6.75% demand note payable to Amphion Investment	355,000	355,000
6.75% demand note payable to VennWorks	814,000	814,000
4.50% demand note payable to Amphion Ventures	300,000	300,000
Other miscellaneous	(7)	(7)

	10,848,278	10,449,079
Less current maturities	10,489,220	10,405,227

Non-current notes payable to stockholders	$359,058	$43,852

Other current notes payable	$83,993	$65,844

        On September 30, 1999, the Company signed a 10% convertible note maturing September 30, 2002 ("Amphion Convertible Note"), under which the Company could borrow up to $6,000,000 from Amphion Ventures. Amphion Ventures may convert all or any portion of the indebtedness into Series 1999 Non-Voting Preferred Stock of the Company. In consideration for the financing arrangement, the Company issued warrants to acquire 180,362 shares in 1999 and 117,999 shares in 2000 and 2001 of the Company's non-voting common stock at an exercise price of $2.10 per share. The fair value of the warrants are recorded as prepaid interest when issued and amortized over 12 months. No additional borrowings were available to the Company under the Amphion Convertible Note at September 30, 2003 and December 31, 2002. The balance of the indebtedness under the 10% convertible note issued was due in full by the Company on September 30, 2002 and this note is in default. The Company is negotiating with Amphion Ventures to extend the term of the notes.

        On July 28, 1999, the Company acquired substantially all of the assets of Prism Video, Inc. ("Prism"), a privately held corporation, and agreed to pay $4,000,000 to "Prism" on December 31, 2002. The balance of the indebtedness under the Prism note issued was due in full by the Company on December 31, 2002 and this note is in default. The Company is negotiating with Prism to extend the term of the notes. The note payable has a face amount of $4,000,000 and is collateralized by the Company's $3,902,375 note receivable from Amphion Ventures, L.P. ("Amphion Ventures") (Note 8). Pursuant to the Asset Purchase Agreement between AXCESS and Prism, AXCESS assigned Prism all payments of principal to be made by Amphion Ventures under the note receivable until the balance of the note receivable is paid in full or the balance due under the note payable to Prism is paid in full, whichever occurs first. In addition, the shares of common stock, which Prism may acquire upon conversion of preferred stock or by exercise of the warrant, are subject to a three-year lockup from the date of the closing, which may be reduced to two years upon the occurrence of certain events. The warrant is exercisable on or before July 28, 2004.

        The Company has reached a restructuring agreement in principal with PV Proceeds Holdings, Inc. the holders of $4.0 million of non-interest bearing note that was due December 31, 2002 and is currently in default. Subject to approval by the parties Boards of Directors, PV Proceeds will consent to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. The Company has also agreed to certain provisions that would reduce the principal amount over time. The Company anticipates receiving Board approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

        On June 27, 2002, J.P. Morgan Investment Corporation, a stockholder of the Company, agreed with the Company to extend the maturity of the $400,000 balance remaining under a note purchase agreement originally due December 31, 1999 until December 31, 2003. This note was given to J.P. Morgan Investment Corporation in extension and partial renewal of the original note issued pursuant to the note purchase agreement. The Company may prepay this note at any time at its option. If the Company or any of its subsidiaries completes (i) an equity or long-term debt financing, (ii) a sale of assets outside the ordinary course of business, (iii) a sale-leaseback or similar financing, or (iv) a joint venture or other strategic partnership, and such transaction results in cash proceeds to the Company in excess of $5 million, then a portion of the amount of such proceeds in excess of $5 million shall be applied to prepay the note. During 2002, the Company issued warrants to J.P. Morgan Investment Corporation to purchase 10,000 shares of Common Stock for $3.00 per share in consideration for extending the term of this indebtedness. Using the Black Scholes option-pricing model calculation, the warrants are valued at $9,200, which will be amortized to interest expense over the term of the loan. The warrants are exercisable at any time on or prior to December 31, 2003. The number of shares of Common Stock and the exercise price are subject to adjustment as provided in the warrants. J.P. Morgan Investment Corporation may transfer the warrants at its option.

        On July 30, 2002, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 10 "units" to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 unregistered shares of the Company's common stock.

        Pursuant to the bridge financing agreement, the Company is required to use reasonable efforts to register the shares of common stock comprising the units within 60 days after the execution of the bridge financing agreement, or as soon as practicable thereafter. The Company has not registered these shares of common stock yet. Upon registration of the common stock, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on July 30, 2005. On each of July 30, 2003, July 30, 2004 and July 30, 2005, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company's shares of common stock. The Company without premium or penalty may prepay the notes in whole or in part.

        In connection with this bridge financing, the Company recorded a $1,000,000 debt discount due to the value of the equity consideration and beneficial conversion of the financing, pursuant to the guidance issued by the Emerging Issues Task Force. The debt discount will be amortized using the effective interest method over the three-year life of the agreement.

        On January 12, 2001, the Company entered into a 9.0% convertible demand note ("9% Demand Note") with VennWorks. During the year ended December 31, 2001, the Company borrowed $4,392,149 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks. The borrowings are unsecured and are due and payable on demand by VennWorks. During 2001, VennWorks converted $3,680,000 of the principal balance of the 9% Demand Note and $80,000 of accrued interest on the demand notes due to VennWorks into 376 shares of Series 2000 Preferred Stock, leaving a balance of $803,255 outstanding under the 9% Demand Note at September 30, 2003 and December 31, 2002.

        The Company entered into a 6.75% convertible note with Amphion Ventures L.P. ("Amphion Ventures"), dated February 28, 2002. During the twelve months ended December 31, 2002, the Company borrowed $1,255,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures. The borrowings are unsecured and are due and payable on demand by Amphion Ventures.

        The Company entered into a 6.75% convertible note with Amphion Investments LLC dated January 25, 2002. During the three months ended March 31, 2003, the Company borrowed $50,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Investments. The borrowings are unsecured and are due and payable on demand by Amphion Investments. The Company repaid the $50,000 it borrowed plus interest during the nine months ended September 30, 2003.

        The Company entered into a 6.75% convertible note with Amphion Investments LLC dated January 25, 2002. During the twelve months ended December 31, 2002, the Company borrowed $355,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Investments. The borrowings are unsecured and are due and payable on demand by Amphion Investments.

        The Company entered into a 6.75% convertible note with VennWorks LLC dated February 14, 2002. During the twelve months ended December 31, 2002, the Company borrowed $814,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks. The borrowings are unsecured and are due and payable on demand by VennWorks.

        On November 14, 2001, the Company entered into a 4.5% convertible demand note with Amphion Ventures. During 2001, the Company borrowed $300,000 under this note, leaving a balance of $300,000 outstanding at September 30, 2003 and December 31, 2002. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures. The borrowings are unsecured and are due and payable on demand by Amphion Ventures.

        On June 29, 2001, Amphion Ventures, L.P. elected to convert $580,000 of the outstanding principal balance and $140,000 of accrued interest of a 10% note payable, dated April 30, 1998, issued by the Company to Amphion Ventures, L.P. into 72 shares of the Company's Series 2000 Non-Voting Preferred Stock, par value $.01 per share (the "Series 2000 Preferred Stock").

        The Company has also reached a tentative agreement with the Amphion Ventures LP with regards to certain notes between the Parties. Currently, Axcess is indebted to Amphion Ventures LP for $5,467,069 of principal and accrued interest. Amphion Ventures LP currently owes Axcess $5,228,256 of note receivable and accrued interest. The Parties have agreed, subjected to their Board of Directors approval that the above-described notes will be set off against each other there by reducing the debt owed Amphion by Axcess to $238,813. Amphion Ventures has also agreed to convert the remaining $238,813 of demand notes and accrued interest into 318,417 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates reaching an agreement during the fourth quarter. However, no assurances can be made that the Company will be able to reach a definitive agreement and that the terms will be favorable. The Company has reached a tentative agreement with the

        VennWorks LLC that would convert $1,290,836 of demand notes and accrued interest into 1,817,150 common shares and an equal number of warrants priced at $2.75. The agreement is contingent on the Company successfully gaining approval with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

The Company has also reached a tentative agreement with the Amphion Capital Management LLC that would convert $350,000 of demand notes and $39,784 of accrued interest into a Note that would mirror the term of the PV Proceeds Holdings, Inc. extension and match the interest rate. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

(11) Preferred Stock

        The Company has authorized 7,000,000 shares of convertible preferred stock, of which shares designated in five series have been issued. Information with respect to the series of preferred stock outstanding at each balance sheet date is summarized below.

	Series C	Series I	Series J	Series 1999	2003B Series
Number of shares authorized	1,500,000	2,500	2,500	2,500	2,750,000
Stated value	$30.20	$10,000	$10,000	$10,000	$1.00
Number of shares issued and outstanding: December 31, 2002 September 30, 2003	11,522 11,522	125 125	177 177	152 152	— —
Conversion ratio (or conversion price) of preferred shares into common	1 to 1 into voting common stock	$2.51 into voting common stock	$2.51 into non-voting common stock	$2.50 into voting common stock	1 to 1 into voting common stock
Liquidation preference	Stated value plus accrued dividends	Stated value plus accrued dividends	Stated value plus accrued dividends	Stated value plus accrued dividends	Stated value plus accrued dividends
Dividend rights	10% per annum, cumulative	8% per annum, cumulative	8% per annum, cumulative	8% per annum, cumulative	7% per annum, cumulative

        (a)   Series A, Series B and Series C Convertible Preferred Stock

        As of September 30, 2003 and December 31, 2002, the Company had no Series A or Series B Convertible Preferred shares outstanding. The holders of the Company's Series C Preferred Stock are entitled to receive quarterly dividends on each such share held at the annual rate of 10% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock at the option of the holder.

        During 2002 and 2001, the Company issued (a) 0 and 6,664 shares, respectively, of Series A Preferred Stock to holders thereof as payment in full for $0 and $173,288, respectively, of accrued, but unpaid dividends on the Series A Preferred Stock, (b) 0 and 6,102 shares, respectively, of Series B Preferred Stock to the holders thereof for $0 and $173,288, respectively, of accrued but unpaid dividends of the Series B Preferred Stock and (c) 0 and 3,497 shares, respectively, of Series C Preferred Stock to the holders thereof for $0 and $105,591, respectively, of accrued, but unpaid dividends on the Series C Preferred Stock.

        During 2001, the Amphion Group converted 70,356 shares of Series A, 64,410 shares of Series B, 31,087 shares of Series C, 557 shares of Series I, 1,998 shares of Series J, and 1,804 shares of Series 2000 Preferred Stock into an aggregate of 12,339,745 shares of the Company's common stock.

        The holders of the Company's Series C Preferred Stock are entitled to receive quarterly dividends on each such share held at the annual rate of 10% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock at the option of the holder. Dividends payable for Series C Preferred Stock were $70,541 and $53,051 at September 30, 2003 and December 31, 2002, respectively.

        (b)   Series I and J Convertible Preferred Stock

        Each Share of Series I Preferred Stock and Series J Preferred Stock are convertible in whole or in part at any time at the option of the holder into a number of shares of voting or non-voting common stock of the Company, respectively, equal to the quotient of (a) the aggregate original issue price of $10,000 per share divided by (b) the conversion price of $2.51 per share. The Series I Preferred Stock and the Series J Preferred Stock are both subject to the optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the stated value, plus any accrued, but unpaid dividends thereon. The Company's optional right of redemption is subject to each Series I. Preferred Stock or Series J Preferred Stockholder's right to convert such Series I Preferred Stock or Series J Preferred Stock into voting or non-voting common stock, as the case may be, within ten business days after the Company's notice of redemption.

        The Series I Preferred Stock and the Series J Preferred Stock are also subject to the mandatory conversion by the Company into shares of the Company's voting or non-voting common stock, as the case may be, if the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $10.00 per share for a period of at least ninety (90) consecutive trading days. Although the Company's non-voting common stock may be converted to common stock at any time by a holder thereof, Amphion Ventures has agreed not to convert any shares of non-voting common stock to voting common stock without the prior consent of the Company.

        The dividends on the Series I Preferred Stock and the Series J Preferred Stock are payable semi-annually in cash or additional shares of preferred stock at the Company's option. During 2002 and 2001, the Company issued (a) 0 and 47 shares, respectively, of Series I Preferred Stock to holders thereof as payment in full for $0 and $461,147, respectively, of accrued but unpaid dividends on the Series Preferred Stock and (b) 0 and 164 shares, respectively, of Series J Preferred Stock to holders thereof as payment in full for $0 and $1,632,662, respectively, of accrued, but unpaid dividends on the Series J Preferred Stock. As the shares of the Series I and Series J granted were converted into shares of common stock at a price less than the fair market value of the common stock on the date of issue, the Company recorded additional preferred stock dividends of $568,086 in 2001.

        On July 25, 2002 the Company received notice from J.P. Morgan Investment Corporation, a current stockholder of the Company, to convert 52 shares of Series I Preferred Stock into a 207,477 fully paid and non-assessable shares of voting Common Stock of the Company. The 52 shares had a stated value of $10,000 per share and were converted at $2.51 per share.

        The holders of Series I Preferred Stock and Series J Preferred Stock are entitled to receive semi-annual dividends on each such share at the annual rate of 8% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock. Shares of Series I Preferred Stock and Series J Preferred Stock Preferred Stock are convertible into shares of common stock at a conversion price of $2.51 per share. The Company has accrued $205,190 and $129,245 of dividends payable for Series I Preferred Stock at September 30, 2003 and December 31, 2002, respectively. The Company has also accrued $256,698 and $150,067 of dividends payable for Series J Preferred Stock at September 30, 2003 and December 31, 2002, respectively.

        The Company has reached a tentative agreement with the Antiope Partners LLC that would convert $751,152 of Preferred Series I (including accrued dividends) and $1,795,482 of Preferred Series J (including accrued dividends) into 1,018,654 shares of common. The agreement is contingent on the Company successfully reaching an agreement with the PV Proceeds Holdings, Inc. on favorable terms. The Company anticipates approval during the fourth quarter. However, no assurances can be made that the Parties will receive approval from their respective Board of Directors.

        (c)   Series 1999 and 2000 Preferred Stock

        In connection with the purchase of the Prism video assets during 1999, the Company issued 125 shares of Series 1999 Preferred Stock ("Series 1999 Preferred Stock"). Dividends are payable-semi-annually on each share at the annual rate of 8% in cash or in additional shares of Series 1999 Preferred Stock at the option of the Company. Shares of 1999 Preferred Stock are convertible into shares of Common Stock at a conversion price of $2.51 per share.

        The shares of common stock which Prism may acquire upon conversion of the Series 1999 Preferred Stock are subject to a three-year lockup from the date of the closing, which maybe reduced to two years upon the occurrence of certain events

        During 2001, VennWorks elected to convert $3,760,000 of borrowings and interest (Note 10) into 376 shares of the Company's Series 2000 Preferred Stock. As the shares of 2000 Preferred Stock granted were convertible into shares of common stock at a price less than the fair market value of the common stock at the respective issuance dates, the Company recorded additional preferred stock dividends of $1,744,000 in 2001.

        On June 29, 2001, Amphion Ventures, L.P. elected to convert $580,000 of the outstanding principal balance and $140,000 of accrued interest of a 10% note payable, dated April 30, 1998, issued by the Company to Amphion Ventures, L.P. into 72 shares of the Company's Series 2000 Non-Voting Preferred Stock. As the shares of Series 2000 Preferred Stock issued were convertible into shares of common stock at a price less than the fair market value of the common stock on the date of issuance, the Company recorded additional preferred stock dividends of $185,143.

        During 2001, the Company issued 12 shares and 119 shares of Series 1999 and Series 2000 Preferred Stock, respectively, to its preferred stockholders for payment of accrued dividends totaling $1,302,992. As the shares of Series 1999 and 2000 Preferred Stock issued were convertible into shares of common stock at a price less than the fair market value of the common stock on the date of issuance, the Company recorded additional preferred stock dividends of $648,436.

        In addition, 2,500 shares of Series 1999 Non-Voting Preferred Stock were authorized in 1999 in connection with the Amphion convertible note. Through September 30, 2003, no shares had been issued.

        During 2001, all of the shares of the Company's Series 2000 Preferred Stock were converted into common shares. As of September 30, 2003 and December 31, 2002 there are no outstanding shares of the Series 2000 Preferred stock.

        During 2001, all but 152 shares of the Company's Series 1999 Preferred Stock were converted into common stock. As of September 30, 2003 and December 31, 2002 there were 152 shares outstanding. The Company has accrued $183,878 and $122,922 of dividends for the Series 1999 Preferred Shares at September 30, 2003 and December 31, 2002 respectively.

        All series of preferred stock rank senior in right of payment to the Company's common stock and on a parity with all series of preferred stock as to dividends or upon a liquidation or dissolution of the Company.

        (d)   Series 2003 Preferred Stock

        The Company completed a $1,537,500 exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and the 2003 Preferred converted to 2,050,001 shares of Common Stock.

(12) Employee Benefit Plans

        The Company sponsors a 401(k) retirement plan. The Company, at its discretion, matches a portion of the participant's contribution. Participants are vested in the Company's matching contribution after 4 years of full time service and may join the plan January or July of each year. The Company suspended its matching contribution on February 28, 2001.

(13) Stock Options and Warrants

        (a)   Stock Option Plans.

        Under the Company's 2001 Equity Incentive Plan, the Company may grant up to 2,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options granted vest over a four-year period. The Company has issued stock options to various members of the Board of Directors and officers of the Company under this plan. Options are generally granted each year and have various vesting requirements. During 2002 and 2001, the Company made grants of 200,000 and 0 options, respectively, as an inducement for the employment of certain officers of the Company, which do not reduce the 2,000,000 options available for grant under the stock option plan.

        In 1998, the Company adopted a director compensation plan pursuant to which it pays each director who is not employed by the Company and who does not beneficially own more than 5% of the shares of common stock outstanding an annual grant of 5,000 options to acquire common stock of the Company at an exercise price equal to the fair market value per share of the common stock at the time the option is granted (the "Annual Grant"). The Annual Grant customarily occurs on the date of the Company's annual meeting. The director compensation plan also provided for an one-time initial grant of 15,000 to each director of the Company as of July 21, 1998, the date the director compensation plan was approved by the Company's stockholders (the "Initial Grant"). The Company has authorized 150,000 shares for issuance under this plan.

        Stock option transactions for the years ended December 31, 2002 and 2001 are summarized below:

	2002		2001
	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE
Options outstanding at beginning of year	2,060,537	$3.81	1,702,238	$3.79
Options granted	1,031,000	2.03	612,224	3.78
Options exercised	—	—	(41,948)	2.67
Options forfeited	(915,538)	3.26	(211,977)	3.61

Options outstanding at end of year	2,175,999	3.20	2,060,537	3.81

Options exercisable at end of year	688,272	3.09	524,311	3.12

Options available for grant at the end of the year	974,001		839,463

        The options outstanding at December 31, 2002 have exercise prices as indicated in the table below.

Option Price	Number of Options	Weighted Average Remaining Life
$1.70-$3.00	1,517,627	7.72
$3.01-$4.50	254,656	8.00
$4.51-$6.25	403,716	7.50

Total	2,175,999	7.73

        The Company has issued warrants to purchase common stock in connection with issuance of notes payable to stockholders, convertible debentures, and preferred stock. The following table summarizes warrants outstanding at December 31:

2002			2001
WARRANTS	EXERCISE PRICE	EXPIRATION	WARRANTS	EXERCISE PRICE	EXPIRATION
1,261,358	$2.10-10.00	07/04-09/06	1,181,358	$2.10-10.00	07/04-09/06
			47,481	10.01-20.00	07/02-12/02

1,261,358			1,228,839

        During the nine months ended September 30, 2003 the Company issued an additional 2,430,001 warrants in conjunction with the 2003 preferred equity offering. The warrant price range from $0.65 to $1.26 and they all expiring prior to May 15, 2005. As of November 14, 2003 there were 5,386,359 warrants outstanding.

(14) Contingencies

        Pioneer Standard Electronics, Incorporated ("Pioneer"), filed a lawsuit against the Company in the county court in Dallas County, Texas on September 28, 2001. Pioneer was a vendor to the Company and seeks damages of $81,533 for non-payment for services provided. During the first quarter of 2003, Pioneer was granted a judgment for the entire amount. The Company has reached a settlement with Pioneer and is making payments.

        The Company is also engaged in a number of lawsuits with approximately seventeen vendors who claim they are owed amounts from $500 to $45,000, which aggregates in total $289,271. The Company is currently defending or seeking to settle each of the vendor's claims. At September 30, 2003, the Company has accrued the delinquent amounts payable for the claims described in this paragraph.

(15) Income Taxes

        Due to the Company's losses, no income tax expense was recorded for the years ended December 31, 2002 and 2001. At December 31, 2002 and 2001, the Company had a net operating loss carry forward of approximately $38,600,000 and $33,700,000, respectively for U.S. federal income tax purposes. The net operating loss will begin expiring in 2003. On December 31, 2002 and 2001 the tax benefit of the Company's federal net operating loss carry forwards (approximately $13,500,000 and $11,800,000, respectively) and certain other deferred tax assets (approximately $1,700,000 and $1,500,000, respectively), have been fully offset by a valuation allowance, because the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The valuation allowance increased by approximately $1,900,000 and $1,400,000 during 2002 and 2001, respectively. A change in ownership, as defined for purposes of the Internal Revenue Code, occurred in 1996 and the Company believes that a subsequent ownership change occurred during 1998, each of which limit the annual utilization of the U.S. federal net operating loss carry forward under the applicable Internal Revenue Service.

(16) Subsequent Events (unaudited)

        PV Proceeds Holdings, Inc. has elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon this Registration Statement becoming effecting within 90 days from the date hereof.

        During the fourth quarter of 2003 Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        We changed certifying accountants from Ernst & Young, LLP to Hein + Associates LLP, effective October 10, 2002. The following sets forth the information required by Regulation S-B Item 304: (i) On October10, 2002, Ernst & Young was dismissed as our principal accountant; (ii) Ernst & Young's reports on the financial statements for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles; (iii) the decision to change accountants was approved by our Board of Directors; (iv) during our most recent fiscal year and subsequent interim periods prior to such change in accountants, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure; (v) during our two most recent fiscal years and subsequent interim periods prior to such change in accountants, there have occurred none of the "reportable events" listed in Item 304; and (vi) we have requested and received from Ernst & Young the letter required by Exhibit 23 and filed the same as Exhibit 1 to our report on Form 8-K filed on October 15, 2002, and we state that Ernst & Young agrees with the statements made by us in this prospectus in response to Item 304.

LEGAL MATTERS

        Certain legal matters, including the validity of the shares being issued, will be passed upon for Axcess by Vial, Hamilton, Koch & Knox, LLP.

EXPERTS

        The consolidated financial statements of Axcess International, Inc. in this prospectus for the year ended December 31, 2002, have been audited by Hein + Associates LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Axcess to continue as a going concern) which is included herein, and has been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

        Also, Ernst & Young LLP, independent auditors, have audited our consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2001, as set forth in their report, which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Axcess International, Inc. to continue as a going concern. We have included these financial statements in the prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov. Our website on the Internet is at http://www.axcessinc.com.

Incorporation by Reference

        The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have completed our offering described in this prospectus:

        Our Annual Report on Form 10-KSB for the year ended December 31, 2002, was filed on April 15, 2003 and our amended 10-KSB was filed on April 30, 2003, by Axcess International, Inc. with the Commission.

        Our Quarter Reports on Form 10-QSB for the period ended March 31, 2003, filed on May 15, 2003, June 30, 2003, filed on August 14, 2003 and September 30, 2003 filed on November 13, 2003, by Axcess International, Inc. with the Commission.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings, at no cost, by writing, telephoning or emailing us at the following address and phone number or email address: Investor Relations, Axcess International, Inc., 3208 Commander Drive, Carrollton, Texas 75006; (972) 407-6080; finance@axcessinc.com.

PROSPECTUS

AXCESS INTERNATIONAL, INC.

3,744,272 Shares Common Stock

        We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Our certificate of incorporation provides that we shall indemnify to the extent permitted by Delaware law any person whom we may indemnify there under, including our directors, officers, employees and agents. Our bylaws provide such indemnification (other than an order by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, our certificate of incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as directors.

        Our authority to indemnify our directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

        (a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        (e)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h)   For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to such constituent corporation if its separate existence had continued.

        (i)    For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.

        (j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, which will be paid by us in connection with the issuance and distribution of the securities being registered. With the exception of the registration fees and the NASD filing fee, all amounts shown are estimates.

Registration fee	$674
Blue sky fees and expenses (including legal and filing fees)	0
Printing expenses (other than stock certificates)	0
Legal fees and expenses (other than blue sky)	30,000
Accounting fees and expenses	10,000
Transfer Agent and Registrar fees and expenses	200
Miscellaneous expenses	10,000

Total	$50,874

Item 26. Recent Sales of Unregistered Securities

        During the fourth quarter of 2003 Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Sections 4(6) and 4(2) private offering of Preferred Stock to accredited institutional investors. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The Preferred Stock is also subject to an automatic conversion provision. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

        In the second quarter of 2003, we raised $1,460,625 of additional working capital through an exempt Sections 4(6) and 4(2) private offering of Preferred Stock to accredited and institutional investors. The 2003 Preferred Stock had as one of its attributes a mandatory conversion if our common stock share price exceeded an average closing price of $2.00 for 20 days. During the month of June, the conversion occurred and all 2003 Preferred Stock was converted into 2,050,001 shares of our common stock.

        During 2002 and 2001, the Company issued unregistered securities in connection with each of the transactions described below. The issuance of the Preferred Stock, common stock and promissory notes were exempt from the registration requirements of the Securities Act by virtue of Sections 4(2)and 4(6) thereof as a transaction not involving a public offering and sold solely to accredited investors. An appropriate restrictive legend was affixed to the stock certificates and warrants.

  VennWorks

          On January 12, 2001, the Company entered into a 9.0% convertible demand note ("9% Demand Note") with VennWorks. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks. The borrowings are unsecured and are due and payable on demand by VennWorks. On March 30, 2001 VennWorks elected to convert $2,000,000 of demand note borrowings into 200 shares of Series 2000 non-voting Preferred Stock, leaving a balance of $16,106 under the 9% Demand Note outstanding at March 31, 2001. During the three months ended June 30, 2001, the Company borrowed an additional $1,070,000 under the

  9% Demand Note. On June 29, 2001, VennWorks elected to convert $1,080,000 of the principal balance and $80,000 of accrued interest payable on this note into 116 shares of Series 2000 non-voting Preferred Stock, leaving a balance of $6,106 under this note outstanding at June 30, 2001. During the three months ended September 30, 2001, the Company borrowed an additional $600,000 under the 9% Demand Note. On September 28, 2001, VennWorks elected to convert $600,000 of the principal balance on this note into 60 shares of Series 2000 Non-Voting Preferred Stock, leaving a balance of $6,106 under this note outstanding at September 30, 2001. During the three months ended December 31, 2001, the Company borrowed an additional $797,149 under this note, leaving a balance of $803,255 under this note outstanding at December 31, 2001. No borrowings were made under this Note during the nine months ended September 30, 2003 and the year ended 2002. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $803,255 on this note.

          The Company entered into a 6.75% convertible note with VennWorks, LLC, dated February 14, 2002. During 2002, the Company borrowed $814,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of VennWorks on terms yet to specified. The borrowings are unsecured and are due and payable on demand by VennWorks.

  Amphion Ventures, L.P.

          On June 29, 2001, Amphion Ventures, L.P. elected to convert $580,000 of the outstanding balance and $140,000 of accrued interest on a 10% note payable, dated April 30, 1998, issued by the Company to Amphion Ventures, L.P. The borrowings and interest payable were converted into 72 shares of the Company's Series 2000 Non-Voting Preferred Stock.

          On September 28, 2001, the Amphion Group elected to convert (a) 306.25 shares of Series 2000 Non-Voting Preferred Stock with an issue price of $10,000 per share and a conversion price of $3.50 per share, into 875,000 shares of the Company's common stock; (b) 214 shares of Series J Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 535,000 shares of the Company's common stock; and (c) 556.55 shares of Series I Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 1,391,374 shares of the Company's common stock.

          On December 31, 2001, the Amphion Group elected to convert (a) 1,497.04 shares of Series 2000 Non-Voting Preferred Stock with an issue price of $10,000 per share and a conversion price of $3.50 per share, into 4,277,264 shares of the Company's common stock; (b) 1,783.34 shares of Series J Preferred Stock with an issue price of $10,000 per share and a conversion price of $4.00 per share, into 5,095,254 shares of the Company's common stock; (c) 70,356 shares of Series A Preferred Stock with an issue price of $26 per share and a conversion price of $1.00 per share into 70,356 shares of the Company's common stock; (d) 64,410 shares of Series B Preferred Stock with an issue price of $28.40 per share and conversion price of $1.00 per share, into 64,410 shares of the Company's common stock and (e) 31,087 shares of Series C Preferred Stock with an issue price of $30.20 per share and a conversion price of $1.00 per share, into 31,087 shares of the Company's common stock.

          On November 14, 2001, the Company entered into a 4.5% convertible demand note with Amphion Ventures, L.P. During the three months ended December 31, 2001, the Company borrowed $300,000 under this note, leaving a balance of $300,000 outstanding at December 31, 2001. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures, L.P. The borrowings are unsecured and are due and payable on demand by Amphion Ventures, L.P.

          The Company entered into a 6.75% convertible note with Amphion Ventures, L.P. ("Amphion Ventures"), dated February 28, 2002. During 2002, the Company borrowed $1,255,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Ventures on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Ventures. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $1,255,000 on this note.

  Amphion Investment, LLC

          The Company entered into a 6.75% convertible note with Amphion Investments, LLC, dated January 25, 2002. During the nine months ended September 30, 2002, the Company borrowed $355,000 under this note. The principal outstanding under this note may be converted into securities of the Company at the option of Amphion Investments on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Investments. As of September 30, 2003 and December 31, 2002, there was an outstanding balance of $355,000 on this note.

  IVEX Asset Purchase

          Effective November 30, 2001, the Company completed its acquisition of certain of the assets of IVEX Corporation ("IVEX"), a privately held corporation engaged in the design, manufacture and marketing of video security technology and video storage products. The purchase price for the assets included 148,000 shares of the Company's common stock.

Item 27. Exhibits.

Exhibit Number	Description
3.0	Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 2-80946).
3.1	Bylaws of the Company. Incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 2-80946).
3.2
First Amendment to Certificate of Incorporation of the Company dated June 6, 1986. Incorporated herein by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1987.
3.3
Second Amendment to Certificate of Incorporation of the Company dated May 27, 1987. Incorporated herein by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1987.
3.4
Third Amendment to Certificate of Incorporation of the Company dated November 11, 1994. Incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).
3.5
Fourth Amendment to Certificate of Incorporation of the Company dated July 28, 1995. Incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).
3.6
Fifth Amendment to Certificate of Incorporation of the Company dated June 25, 1997. Incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).

3.7	Sixth Amendment to Certificate of Incorporation of the Company dated March 31, 1998. Incorporated herein by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated April 13, 1998.
3.8	Seventh Amendment to Certificate of Incorporation of the Company dated March 31, 1998. Incorporated herein by reference to Exhibit 99.2 to the Company's Report on Form 8-K dated April 13, 1998.
3.9	Eighth Amendment to Certificate of Incorporation of the Company dated April 9, 1998. Incorporated herein by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated April 13, 1998
3.10
Ninth Amendment to Certificate of Incorporation of the Company dated June 9, 1999. Incorporated herein by reference to Exhibit 3.11 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.
3.11
Certificate of Amendment of Certificate of Incorporation of the Company dated June 6, 2000. Incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2000.
3.12	Certificate for Renewal and Revival of Charter dated April 10, 2003. Incorporated herein by reference to Exhibit 3.13 to the Company's Annual Report on Form KSB for the period ended December 31, 2002.
4.1
Certificate of Designation of the Company's Series A, B and C Preferred Stock, dated December 27, 1995. Incorporated herein by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).
4.2	Certificate of Designation of the Company's Series I Preferred Stock. Incorporated herein by reference to Exhibit 4.2 to the Company's Annual Report on Form10-KSB for the year ended December 31, 1998.
4.3
Certificate of Designation of the Company's Series J Preferred Stock. Incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.
4.4
Certificate of Designation of the Company's Series 1999 Preferred Stock. Incorporated herein by reference to Exhibit 4.4 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1999.
4.5
Certificate of Designation of the Company's Series 1999 Non-Voting Preferred Stock. Incorporated hereby by reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1999.
4.6
Certificate of Designation of the Company's Series 2000 Non-Voting Preferred Stock. Incorporated herein by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.
4.7	Certificate of Designation of the Company's Series 2000 Non-Voting Preferred Stock.
4.8	Certificate of Designation of the Company's Series 2003 Non-Voting Preferred Stock.
5.1	Opinion of Vial, Hamilton, Koch & Knox, LLP*
10.1	1991 Incentive Stock Option Plan, dated August 14, 1991. Incorporated herein by reference to Exhibit 10.10 to Lasertechnics' Annual Report on Form 10-KSB for the year ended December 31, 1991.

10.2
Employment Agreement dated July 16, 1999, by and between the Company and Allan Griebenow. Incorporated herein by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.
10.3	Axcess Inc. Stock Option Plan. Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-9 (Registration No. 333-80857).
10.4	Axcess Inc. Director Compensation Plan. Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-80843).
10.5	Axcess Inc. Non-Employee Directors' Stock Option Plan. Incorporated herein by reference to Exhibit 4 (a) to the Company's Registration Statement on Form S-8 (Registration No. 333-98160).
10.6
Amendment No. 1 to the Axcess Inc. 1999 Incentive Stock Option Plan dated April 26, 2000. Incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2000.
10.7	Axcess Inc. 2001 Incentive Plan. Incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
10.8	Agreement between Axcess International, Inc. and Honeywell. *
10.9	Agreement between Axcess International, Inc. and Sonitrol Corp.*
21.1	Subsidiaries of the Company. Incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-KSB for the year ended December 2002.
23.1	Consent of Hein + Associates LLP dated November 26, 2003*
23.2	Consent of Ernst & Young LLP dated November 26, 2003*
*
Filed herewith.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on November 26, 2003.

AXCESS INTERNATIONAL, INC.
By:	/s/ ALLAN GRIEBENOW
Name:	Allan Griebenow
Title:	President and Chief Executive Officer (Principal executive officer)

        Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Allan Griebenow and Allan L. Frank and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to authorize, approve, sign and cause to be filed such other documents as may be necessary or appropriate to qualify the securities which are the subject of the Registration Statement for offer and sale under the Blue Sky and other applicable laws of each jurisdiction in which such securities may be offered and sold, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature/Capacity	Dated

/s/ RICHARD C.E. MORGAN Richard C.E. Morgan, Chairman of the Board of Directors	November 26, 2003
/s/ ALLAN GRIEBENOW Allan Griebenow, President and Chief Executive Officer (Principal executive officer) and Director	November 26, 2003
/s/ ALLAN L. FRANK Allan L. Frank, Chief Financial Officer and Treasurer (Principal financial and accounting officer)	November 26, 2003
/s/ PAUL J. COLEMAN, JR. Paul J. Coleman, Jr. Director	November 26, 2003
/s/ ROBERT J. BERTOLDI Robert J. Bertoldi, Director	November 26, 2003
/s/ ROBERT F. HUSSEY Robert F. Hussey, Director	November 26, 2003